SCHEDULE 14A INFORMATION
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SunTrust Banks, Inc.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of
SunTrust Banks, Inc.

The Annual Meeting of Shareholders of SunTrust Banks, Inc. will be held in Suite 105 on the 1st floor of SunTrust Plaza Garden Offices, 303 Peachtree Center Avenue, Atlanta, Georgia, on Tuesday, April 17, 2007, at 9:30 a.m. local time, for the following purposes:

1.	To elect 6 directors to serve until the Annual Meeting of Shareholders in 2010 and to elect 1 director to serve until the Annual Meeting of Shareholders in 2009;

2.	To amend the Articles of Incorporation of the Company regarding the rights and preferences of preferred stock;

3.	To amend the Bylaws of the Company to provide that directors be elected annually;

4.	To act upon a shareholder proposal;

5.	To ratify the appointment of Ernst and Young LLP as independent auditors for 2007; and

6.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only shareholders of record at the close of business on February 27, 2007 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

For your convenience, we are also offering an audio webcast of the meeting. If you choose to listen to the webcast, go to “Investor Relations” located under “About SunTrust” at www.suntrust.com shortly before the meeting time and follow the instructions provided. If you miss the meeting, you may listen to a replay of the webcast on our site beginning the afternoon of April 17.

Your attention is directed to the attached Proxy Statement for more complete information regarding the matters to be acted upon at the Annual Meeting.

By Order of the Board of Directors

Raymond D. Fortin,
Corporate Secretary

March 9, 2007.

IMPORTANT NOTICE

Whether or not you plan to attend the Annual Meeting, please vote your shares by: (1) a toll-free telephone call, (2) the Internet, or (3) completing, signing, dating and returning the enclosed proxy as soon as possible in the postage paid envelope provided.

i

SUNTRUST BANKS, INC.
303 PEACHTREE STREET, N.E.
ATLANTA, GEORGIA 30308

PROXY STATEMENT

The enclosed proxy is solicited on behalf of the Board of Directors of SunTrust Banks, Inc. in connection with the Annual Meeting of Shareholders of SunTrust to be held in Suite 105 on the 1st floor of SunTrust Plaza Garden Offices, 303 Peachtree Center Avenue, Atlanta, Georgia, on Tuesday, April 17, 2007, at 9:30 a.m. local time. This Proxy Statement and the enclosed proxy are being first mailed to SunTrust’s shareholders on or about March 9, 2007.

Voting your shares.  The enclosed proxy is for use if you are unable to attend the Annual Meeting in person or wish to have your shares voted by proxy even if you attend the Annual Meeting. You may revoke the proxy at any time before it is exercised by notice to the Corporate Secretary of SunTrust, by submitting a proxy having a later date, or by appearing at the Annual Meeting and voting in person. All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the proxies for the proposals described below will be voted as recommended by the Board of Directors.

Method of Voting.  You can simplify your voting and reduce SunTrust’s costs by voting your shares via telephone or the Internet. The telephone and Internet voting procedures are designed to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded. If your shares are held in the name of a bank or broker, the availability of telephone and Internet voting will depend on the voting processes of the applicable bank or broker. Therefore, we recommend that you follow the voting instructions on the form you receive. If you do not choose to vote by telephone or the Internet, please date, sign and return the proxy card.

Webcast of Annual Meeting.  SunTrust is pleased to offer an audio webcast of the 2007 Annual Meeting. If you choose to listen to the webcast, go to “Investor Relations” located under “About SunTrust” at www.suntrust.com shortly before the meeting time and follow the instructions provided. If you miss the meeting, you may listen to a replay of the webcast on our site beginning the afternoon of April 17 and available until May 17, 2007.

Please note that you will not be able to vote your shares via the webcast. If you plan to listen to the webcast, please submit your vote using one of the methods described above prior to the meeting.

ELECTION OF DIRECTORS

Director Selection Process

SunTrust maintains a standing Governance and Nominating Committee, which we refer to in this section as the Committee, comprised solely of independent directors who are responsible for identifying individuals qualified to become Board members and recommending to the Board director nominees. The Committee periodically reviews the size and composition of the Board and determines whether it is necessary to add or replace directors. The Committee’s charter is available on SunTrust’s website at www.suntrust.com.

Nominees for director will be selected based on the following criteria: (i) outstanding achievement in their careers; (ii) broad experience; (iii) independence; (iv) financial expertise; (v) integrity; (vi) financial integrity; (vii) ability to make independent, analytical inquiries; (viii) understanding of the business environment; and (ix) willingness to devote adequate time to Board duties. The Board believes that each director should have, and nominees are expected to have, the capacity to obtain a basic understanding of: (i) the principal operational and financial objectives and plans and strategies of SunTrust; (ii) the results of operations and financial condition of SunTrust and of any significant subsidiaries or business segments; and (iii) the relative standing of SunTrust and its business segments in relation to its competitors. The Committee considers it essential that the Audit Committee have at least one member who qualifies as an “audit committee financial expert.”

The Committee and the Board consider a variety of sources when selecting individuals as potential Board members. Generally, SunTrust does not retain a search firm to assist in the selection of directors. Historically, most of SunTrust’s director nominees have served on one of SunTrust Bank’s local boards or the board of a company acquired by SunTrust, and have had a leadership position with an entity that is located in a community served by SunTrust. This practice has served SunTrust well and has been used in part to select the candidates that were considered as nominees. The Committee and the Board consider SunTrust Bank local board members to be an excellent source for nominees because their service provides them a better understanding of SunTrust and its operations and increases the level of contribution that individual can make to SunTrust and its constituents. In addition, the Committee considers for nominees certain chief executive officers of publicly held companies that are headquartered in SunTrust’s markets and directors of companies acquired by SunTrust. SunTrust senior management assembles the list of candidates that are to be considered by the Committee. The Committee and Board also take into consideration the diversity of the Board when selecting nominees. The Committee will review this process from time to time and may alter the process in its discretion.

The Committee will consider candidates for director nominees put forward by shareholders. Please refer to “Shareholder Nominations for Election to the Board” for a discussion of the requirements of a shareholder-nomination. The proposal should state how the proposed candidate meets the criteria described above and the shareholder must comply with the other requirements set forth in the section entitled “Shareholder Nominations for Election to the Board.” The Committee will consider candidates proposed by shareholders by evaluating such candidates in the same manner and using the criteria described above. The Committee will also adhere to all applicable laws and regulations.

Nominees For Directorship
(Item 1)

The Board of Directors, under the terms of SunTrust’s bylaws, has previously determined that the number of directors constituting the Board shall be 19, with directors divided into 3 classes serving staggered 3-year terms. The Nominating and Governance Committee nominated 7 directors to stand for reelection as directors at the Annual Meeting in 2007: Robert M. Beall, II, Jeffrey C. Crowe, J. Hicks Lanier, Larry L. Prince, Frank S. Royal, M.D., and Phail Wynn, Jr. for a term expiring in 2010, and James M. Wells III for a term expiring in 2009. In addition to the nominees, there are 12 other directors continuing to serve on the Board, all of whose terms expire in 2008 and 2009 except for Thomas M. Garrott, whose term expires in 20007.

Shareholders are being asked to consider approving Item 3 (Proposal That Directors Be Elected Annually), which, if approved, will amend the Bylaws to eliminate the classified board structure. If this proposal is approved at the Annual Meeting, the current slate of directors will continue to serve for their elected terms. The proposed amendments will not shorten the term of any director now serving on the Board or elected to serve on the Board at this Annual Meeting. If the proposal is approved, then the class of directors whose terms expire in 2008 will be elected to a one-year term at the 2008 Annual Meeting. Thereafter, upon expiration of each director’s term, he or she will be elected on an annual basis and the Board will be fully declassified in 2010. Please see Item 3 (Proposal That Directors Be Elected Annually) for more information on this proposal.

Thomas M. Garrott has informed the Company of his intention not to seek reelection to the Board of Directors and his term will expire immediately following the Annual Meeting in 2007. The Board has adopted a resolution which will re-set the size of the full Board of Directors at 18 persons immediately following the Annual Meeting in 2007.

The Board of Directors recommends a vote “FOR” all nominees.

You may not vote your proxy for the election of a person to fill a directorship for which no nominee is named in this Proxy Statement. If, at the time of the Annual Meeting, any of the nominees named in the enclosed proxy should be unable or decline to serve as a director, the proxies are authorized to be voted for such substitute nominee or nominees as the Board recommends. The Board has no reason to believe that any nominee will be unable or decline to serve as a director.

The following table sets forth for each nominee and each director whose term continues after the meeting his or her age, a brief description of his or her principal occupation and business experience during the last 5 years, certain other directorships held and how long he or she has been a director of SunTrust. Except for Mr. Humann and Mr. Wells, none of the nominees or directors is employed by SunTrust or any entity that is an affiliate of SunTrust.

Name, Principal Occupation, Certain Other Directorships and Age	Director Since

Nominees for Terms Expiring in 2010

Robert M. Beall, II is Executive Chairman of Beall’s, Inc., the parent company of Beall’s Department Stores, Inc. and Beall’s Outlet Stores, Inc., which operate retail stores located from Florida to California. Until August 2006, he was also the Chief Executive Officer of Beall’s, Inc. He is also the chairman of the Board of Directors of Beall’s, Inc. and a director of FPL Group, Inc. Mr. Beall is 63.	2004
Jeffrey C. Crowe is Chairman of the Board of Landstar System, Inc. Landstar System, Inc. and its affiliates provide transportation services to customers throughout North America. Until July 2004, Mr. Crowe was also Chief Executive Officer of Landstar System, Inc. Mr. Crowe was also Chairman of the U.S. Chamber of Commerce from June 2003 until June 2004. From June 2002 to June 2003, he served as Vice Chairman of the U.S. Chamber of Commerce. From October 1993 to October 2003, he served as Chairman of the National Defense Transportation Association. He is also a director of Silgan Holdings, Inc. Mr. Crowe is 60.
2004
J. Hicks Lanier is Chairman and Chief Executive Officer of Oxford Industries, Inc., a business engaged in the design, manufacture, marketing and sale of consumer apparel products. Mr. Lanier is also a director of Crawford and Company and Genuine Parts Company. Mr. Lanier is 66.	2003
Larry L. Prince is Chairman of the Executive Committee of the Board of Genuine Parts Company, a service organization engaged in the distribution of automotive replacement parts, industrial replacement parts and office products. Until April 2005, Mr. Prince was Chairman of the Board and until August 2004, he was also Chairman of the Board and Chief Executive Officer of Genuine Parts Company. Mr. Prince is also a director of Crawford and Company, Equifax Inc. and John H. Harland Co. Mr. Prince is 68.	1996
Frank S. Royal, M.D. is President and a member of Frank S. Royal, M.D., P.C. (family medicine). Dr. Royal is also a director of Chesapeake Corporation, CSX Corporation, Dominion Resources, Inc. and Smithfield Foods, Inc. Dr. Royal is 67.	1998
Phail Wynn, Jr. is President of Durham Technical Community College. Dr. Wynn was a director of National Commerce Financial Corporation and became a director of SunTrust when National Commerce Financial Corporation merged with SunTrust in October 2004. Dr. Wynn is 59.	2004

Name, Principal Occupation, Certain Other Directorships and Age	Director Since

Nominee for Term Expiring in 2009

James M. Wells III is President and Chief Executive Officer of SunTrust since January 1, 2007. From December 9, 2004 until December 31, 2006, Mr. Wells was President and Chief Operating Officer of SunTrust. From August 2000 until December 9, 2004, Mr. Wells was a Vice Chairman of SunTrust with responsibility for oversight of SunTrust’s commercial, retail, mortgage and wealth and investment management lines of business, as well as senior executive responsibility for SunTrust’s marketing and corporate strategy units. Since February 2003, Mr. Wells has had responsibility for SunTrust’s technology and operations functions. On December 9, 2004, Mr. Wells added the Corporate and Investment Banking Group to his responsibilities. Mr. Wells is 60.
2006

Directors Whose Terms Expire in 2009

J. Hyatt Brown is Chairman of the Board and Chief Executive Officer of Brown and Brown, Inc., an insurance agency. He is also a director of FPL Group, Inc., International Speedway Corporation and Rock-Tenn Company. Previously he was a director of BellSouth Corporation, which ceased to be a public company when it was acquired by AT&T on December 29, 2006. Mr. Brown is 69.	1984
Alston D. Correll is the retired Chairman of the Board of Georgia-Pacific Corporation, a manufacturer and distributor of pulp, paper and building products. Until December 2005, Mr. Correll was also Chief Executive Officer of Georgia-Pacific Corporation. He is also a director of Mirant Corporation and Norfolk Southern Corp. Mr. Correll is 65.	1997
David H. Hughes is a director of Brown and Brown, Inc. and Darden Restaurants, Inc. Until April 1, 2006, Mr. Hughes was also Chairman of the Board of Hughes Supply, Inc., a distributor of construction materials. Until May 2003, he also served as Chief Executive Officer of Hughes Supply, Inc. Mr. Hughes is 63.	1984
E. Neville Isdell is Chairman of the Board of Directors and Chief Executive Officer of The Coca-Cola Company and has held these positions since June 1, 2004. Mr. Isdell served as Chairman of the Board and Chief Executive Officer of Coca-Cola Beverages Plc from January 1999 to September 2000. In 2000, it merged with Hellenic Bottling Company to form Coca-Cola HBC, at the time the world’s second-largest Coca-Cola bottler, and Mr. Isdell was its Vice Chairman and Chief Executive Officer from September 2000 to December 2001. After he left Coca-Cola HBC at the end of 2001, Mr. Isdell served as an international consultant to The Coca-Cola Company from January 2002 to May 2004. Mr. Isdell is 63.
2004
G. Gilmer Minor, III is Chairman of the Board of Owens and Minor, Inc., a national distributor of hospital and medical supplies. Until July 2005, Mr. Minor was also Chief Executive Officer of Owens and Minor, Inc. He was named Chairman of Owens and Minor, Inc. in May 1994 and also serves as a director. Mr. Minor is 66.	1998

Directors Whose Terms Expire in 2008

Thomas C. Farnsworth, Jr. is Chairman of Farnsworth Investment Co. and affiliated companies (real estate development), and has held such positions since 1985. Mr. Farnsworth was a director of National Commerce Financial Corporation and became a director of SunTrust when National Commerce Financial Corporation merged with SunTrust in October 2004. Mr. Farnsworth is 69.	2004
Patricia C. Frist is a partner in Frist Capital Partners, which invests in equities, real estate and venture capital. Mrs. Frist is also President of Frisco, Inc., an investment corporation, as well as President of the Patricia C. Frist and Thomas F. Frist, Jr. Foundation. Mrs. Frist is 67.	2000
Blake P. Garrett, Jr. is a partner in Garrett and Garrett Construction and related companies (commercial real estate development), and has held such positions since March 1966. Mr. Garrett was a director of National Commerce Financial Corporation and became a director of SunTrust when National Commerce Financial Corporation merged with SunTrust in October 2004. Mr. Garrett is 66.	2004

Name, Principal Occupation, Certain Other Directorships and Age	Director Since

L. Phillip Humann is the Executive Chairman of the Board of SunTrust since January 1, 2007. From March 1998 until December 2006, Mr. Humann was Chief Executive Officer of SunTrust. He is also a director of Coca-Cola Enterprises Inc., Equifax Inc. and Haverty Furniture Companies, Inc. Mr. Humann is 61.	1991
M. Douglas Ivester is President of Deer Run Investments, LLC. He retired as Chairman of the Board and Chief Executive Officer of The Coca-Cola Company on February 17, 2000. He served as President and Chief Operating Officer of The Coca-Cola Company from July 1994 until elected Chairman of the Board and Chief Executive Officer in October 1997. He is also a director of S1 Corporation and is Chairman of the Board of the Woodruff Health Sciences Center, Inc. Mr. Ivester is 59.	1998
Karen Hastie Williams is a retired partner in the Washington, D.C. law firm of Crowell and Moring LLP. She is also a director of Chubb Corporation, Continental Airlines, Inc., Gannett Company, Inc. and WGL Holdings, Inc. Ms. Williams is 62.	2002

Board Committees

The Board has 5 standing committees: (1) the Executive Committee; (2) the Audit Committee; (3) the Governance and Nominating Committee; (4) the Compensation Committee; and (5) the Risk Committee. The committee membership, the functions of each committee and the number of meetings held during 2006 are described below.

		Number of Meetings
Name of Committee and Members	Functions of Committee	in 2006
Executive: James M. Wells III, Chairman J. Hyatt Brown Thomas M. Garrott L. Phillip Humann E. Neville Isdell	• May exercise authority of full Board except that it may not: - approve or propose to shareholders any action that must lawfully be approved by shareholders; - fill vacancies on the Board or any committee; - amend the Articles of Incorporation; - adopt, amend or repeal the bylaws; or - approve a dissolution or merger of SunTrust or the sale of all or substantially all the assets of SunTrust.	4
Audit: M. Douglas Ivester, Chairman Jeffrey C. Crowe J. Hicks Lanier Frank S. Royal, M.D. Karen Hastie Williams	• Appoints, compensates, retains, and directly oversees the work of SunTrust’s independent auditor (subject to shareholder ratification if applicable). • Monitors the following: - the integrity of SunTrust’s financial statements; - the independence and qualifications of its independent auditor; - SunTrust’s system of internal controls; - the performance of SunTrust’s internal audit process and independent auditor; and - SunTrust’s compliance with laws, regulations and the codes of conduct.	14

• Resolves any disagreements between management and the auditors regarding financial reporting.
• Pre-approves all audit services and permitted non-audit services provided to SunTrust by its independent auditor.
• Performs other related duties as defined in a written charter approved by the Board.
• Has only members that meet the independence and experience requirements set forth in SunTrust’s Corporate Governance Guidelines, as well as the requirements of the Securities Exchange Act of 1934 and applicable rules, the rules of the New York Stock Exchange, where SunTrust’s common stock is listed, and other rules and regulations of the Securities and Exchange Commission. Our Board of Directors has determined that Mr. Ivester meets the definition of ‘audit committee financial expert‘ as defined by the Securities and Exchange Commission’s rules and regulations.

Number of Meetings
Name of Committee and Members	Functions of Committee	in 2006
Governance and Nominating: David H. Hughes, Chairman Alston D. Correll M. Douglas Ivester G. Gilmer Minor, III Karen Hastie Williams Phail Wynn, Jr.
• Responsible for making recommendations to the Board regarding the size and composition of the Board, reviewing qualifications of candidates to the Board and recommending nominees to the Board.
• Has sole authority for retaining or terminating any search firm used to identify director candidates and determining such firm’s fees.
• Responsible for taking a leadership role in shaping the corporate governance of SunTrust.
• Responsible for developing and recommending to the Board a set of corporate governance guidelines, and periodically reviewing and reassessing the adequacy of those principles and recommending any proposed changes to the Board for approval.
• Responsible for leading the Board in its annual review of the Board’s performance.
• Responsible for addressing committee structure and operations, committee reporting to the Board, committee member qualifications and committee member appointment and removal.
• Performs other related duties as defined in a written charter approved by the Board.
• Has only members that are independent under SunTrust’s Corporate Governance Guidelines, as well as the rules of the New York Stock Exchange.
5
Compensation: Larry L. Prince, Chairman Alston D. Correll David H. Hughes G. Gilmer Minor, III
• Responsible for approving the compensation arrangements for senior management.
• Responsible for oversight and administration of certain executive and employee compensation and benefit plans, including the Stock Plans, Management Incentive Plan, Performance Unit Plan, 401(k) Excess Plan, Supplemental Executive Retirement Plan, ERISA Excess Retirement Plan and Change in Control Agreements.
• Performs other related duties as defined in a written charter approved by the Board.
• Has only members that are independent under SunTrust’s Corporate Governance Guidelines, as well as the rules of the New York Stock Exchange.
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Risk: Thomas C. Farnsworth, Jr., Chairman Robert M. Beall, II Patricia C. Frist Blake P. Garrett, Jr. Phail Wynn, Jr.
• Responsible for assisting the Board in overseeing and reviewing information regarding SunTrust’s enterprise risk management framework, including the significant policies, procedures and practices employed to manage credit risk, market risk and operational risk.
• Responsible for overseeing SunTrust’s implementation plan to qualify for the advanced regulatory capital approaches expected to be effective in 2008, including approval of significant components of SunTrust’s credit risk framework, operational risk framework, and disclosure policies as expected to be required by the Federal Reserve Board.
• Responsible for reviewing and discussing with various members of senior management matters related to credit risk, market risk, operational risk, legal, regulatory and compliance risk and enterprise risk management.
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Attendance

Regular meetings of the Board are held quarterly. During 2006, the Board held 5 meetings. Except for Mr. Isdell, all SunTrust directors attended at least 75% of the aggregate number of board meetings and meetings of the committees on which they served. SunTrust expects, but does not require, directors to attend the Annual Meeting of Shareholders. Last year, all but 1 director attended SunTrust’s Annual Meeting of Shareholders.

Director Compensation

The following table provides information concerning the compensation of the directors for our most recently completed fiscal year. Except as noted below, all of our directors are paid at the same rate. The differences among directors in the table below are a function of additional compensation for chairing a committee, varying numbers of meetings attended and corresponding payments of meeting fees, and payments for service on local advisory boards if applicable. In accordance with SEC regulations, grants of restricted stock are valued at the grant date fair value computed in accordance with Statement of Financial Accounting Standards No. 123 (Revised), “Share-Based Payment” (“FAS 123(R)”). We disclose such expense ratably over the vesting period but without reduction for assumed forfeitures (as we do for financial reporting purposes). We include in the table below the ratable portion of grants made both in the current and in prior years to the extent the vesting period for those grants fell in such year.

Each non-employee director received an annual retainer of $45,000 in 2006. The Chairs of each of the Governance and Nominating Committee, Compensation Committee, Risk Committee, and Audit Committee also received an additional retainer of $10,000. In addition, directors were paid a fee of $1,500 for each Board or committee meeting attended. Non-employee directors serving on the Board in April, 2006 also received a grant of either 1,200 shares of restricted stock or 1,200 restricted stock units, at their election. Such restricted stock or restricted stock units vest after 1 year. Each director has the option to defer receipt of restricted stock units for various time periods after retirement from the Board. Directors who also serve as directors of SunTrust’s subsidiaries only receive meeting attendance fees for service on those boards. Our non-employee directors do not participate in our non-equity incentive compensation plans or retirement plans.

Directors may defer their meeting and/or retainer fees payable to them under SunTrust’s Directors Deferred Compensation Plan. The return on deferred amounts is determined, at the election of the director, as if such funds had been invested in SunTrust common stock or at a floating interest rate equal to the prime interest rate in effect at SunTrust Bank computed on a quarterly basis. We report above-market or preferential earnings on nonqualified deferred compensation, including such earnings on nonqualified defined contribution plans, if any, in the column “Change in Pension Value and NQDC Earnings.” In the “All Other Compensation” column, we report payments for service on local advisory boards, if applicable, and our incremental cost of perquisites and personal benefits received by any director where the aggregate amount exceeds $10,000.

Additional Information Regarding Former Crestar Financial Corporation Directors.  Mr. Minor, Dr. Royal and Ms. Williams, all former Crestar directors, also participate in Crestar directors’ programs providing deferred benefits based on 1996 director awards plus their prior elective deferrals of Crestar retainers. Some of these benefits are calculated in SunTrust common stock equivalents and paid, after their SunTrust directorship ends, in whole shares of SunTrust common stock, with cash for any fractional share. In such cases, to the extent the deferred amounts and their earnings thereon are denominated in SunTrust common stock or common stock equivalents, in accordance with SEC regulations, we do not consider such earnings to be preferential or above-market and they are not reported in the table below.

Additional Information Regarding Former National Commerce Financial Corporation Directors.  Former directors of National Commerce Financial Corporation (“NCF”) could elect to defer their retainers as well as their meeting fees pursuant to the NCF Director’s Fees Deferral Plan. Mr. Farnsworth, a director of SunTrust since the NCF merger in October 2004, participates in this plan, and his account balance is now measured in phantom shares of SunTrust common stock, to be distributed when he terminates service on the SunTrust Board. No deferrals have been made to this plan after October 1, 2004. Because the deferred amounts and their earnings thereon are denominated in SunTrust common stock or common stock equivalents, such earnings are not considered to be preferential or above-market and are not reported in the table below.

Additional Information Regarding Thomas M. Garrott.  On October 1, 2004, the NCF merger date, SunTrust assumed an existing employment contract entered into between Thomas M. Garrott and NCF effective November 1, 2001. By amendment to this agreement on March 18, 2002, Mr. Garrott waived his right to receive any special compensation in the event of a change in control of NCF. On January 6, 2003, Mr. Garrott elected to be employed on part-time status through July 5, 2006, as provided by his employment agreement, and he resigned as chairman of the NCF Board of Directors and ceased participating in the day-to-day management of NCF. Mr. Garrott became an employee of SunTrust upon our merger with NCF, and he retired as an employee effective July 5, 2006. During his part-time employment status, Mr. Garrott was required to remain available to consult with the company and its employees, and was subject to certain restrictive covenants, including a non-competition restriction, and was paid the following remuneration: (1) an annual salary of approximately $477,000, adjusted annually for inflation, (2) continued participation in retirement, compensation (including stock incentive programs) and welfare plans (with medical and dental coverage for life for him and his spouse) at a level no less than his highest levels of participation or coverage during the last 12 months he was employed by NCF on a full-time basis, and (3) an office and support services. The agreement also required us to make stock option grants in 2005 and 2006 at the same level of Mr. Garrott’s participation in the NCF stock option plans in 2002. Accordingly, we granted to Mr. Garrott a stock option on each of February 8, 2005 and February 14, 2006 for 122,488 shares, exercisable at the then fair market values of $73.14 and $71.03 per share, respectively. These options vested upon his retirement on July 5, 2006 and may be exercised until 5 years following retirement using cash, SunTrust common stock, or both. Mr. Garrott also participated in supplemental pension plans of NCF and SunTrust, which are described later in this Proxy Statement.

2006 DIRECTOR COMPENSATION

	Fees Earned			Change in
	or Paid in	Stock	Option	Pension Value	All Other
	Cash	Awards[1,2]	Awards[3]	and NQDC	Compensation[5]	Total
Name	($)	($)	($)	Earnings[4]	($)	($)

Beall II, Robert M.	$64,500	$89,336	$0	$0	$0	$153,836
Brown, J. Hyatt	$58,500	$89,336	$0	$0	$4,800	$152,636
Correll, Alston D.	$69,000	$89,336	$0	$0	$0	$158,336
Crowe, Jeffrey C.	$75,000	$89,336	$0	$0	$3,750	$168,086
Farnsworth Jr., Thomas C.	$77,500	$89,336	$0	$0	$0	$166,836
Frist, Patricia	$63,000	$89,336	$0	$0	$8,175	$160,511
Garrett Jr., Blake P.	$64,500	$89,336	$0	$0	$0	$153,836
Garrott, Thomas M.[6]	$30,000	$0	$0	$0	$0	$30,000
Hughes, David H.	$77,500	$89,336	$0	$0	$0	$166,836
Isdell, E. Neville	$54,000	$89,336	$0	$0	$0	$143,336
Ivester, M. Douglas	$91,000	$89,336	$0	$0	$2,000	$182,336
Lanier, J. Hicks	$73,500	$89,336	$0	$0	$6,000	$168,836
Minor III, G. Gilmer	$70,500	$89,336	$0	$0	$1,000	$160,836
Prince, Larry L.	$71,500	$89,336	$0	$0	$6,000	$166,836
Royal, Frank S.	$75,000	$89,336	$0	$48,477	$1,000	$213,813
Williams, Karen Hastie	$81,000	$89,336	$0	$5,153	$0	$175,489
Wynn Jr., Phail	$70,500	$89,336	$0	$0	$0	$159,836

(1)	Based on closing market price of $75.63 on grant date (April 18, 2006). We report in this column the ratable portion of the value of grants made in 2006 and prior years, calculated in accordance with FAS 123(R), to the extent the vesting period fell in 2006. Please refer to footnote 16 to our financial statements for a discussion of the assumptions related to the calculation of such value.

(2)	As of December 31, 2006, the aggregate number of unvested restricted stock or restricted stock unit awards held by each director was as follows: Mr. Beall, 1,200; Mr. Brown, 1,200; Mr. Correll, 1,200; Mr. Crowe, 1,200; Mr. Farnsworth, 1,200; Mrs. Frist, 1,200; Mr. Garrett, 1,200; Mr. Garrott, 0; Mr. Hughes, 1,200; Mr. Isdell, 1,200; Mr. Ivester, 1,200; Mr. Lanier, 1,200; Mr. Minor, 1,200; Mr. Prince, 1,200; Dr. Royal, 1,200;

Mrs. Williams, 1,200; and Dr. Wynn, 1,200. For complete beneficial ownership information of SunTrust stock for each of our directors, see “Stock Ownership of Certain Persons — Stock Ownership of Directors and Management.”

(3)	As of December 31, 2006, the aggregate number of unexercised options (vested and unvested) held by each director was as follows: Mr. Beall, 0; Mr. Brown, 6,000; Mr. Correll, 6,000; Mr. Crowe, 0; Mr. Farnsworth, 6,166; Mrs. Frist, 6,000; Mr. Garrett, 7,785; Mr. Garrott, 665,524; Mr. Hughes, 6,000; Mr. Isdell, 0; Mr. Ivester, 6,000; Mr. Lanier, 0; Mr. Minor, 0; Mr. Prince, 6,000; Dr. Royal, 6,000; Mrs. Williams, 2,000; and Dr. Wynn, 5,735. We provide complete beneficial ownership information of SunTrust stock for each of our directors in this Proxy Statement under the heading, “Stock Ownership of Certain Persons — Stock Ownership of Directors and Management.”

(4)	We report earnings on nonqualified deferred compensation in this table only to the extent such earnings are preferential or “above market.” Amounts shown for Dr. Royal and Ms. Williams represent earnings on previously earned board fees deferred by them under the Crestar Directors’ Deferred Compensation Plan to the extent the fixed rate earned under such plan exceeds 120% of the applicable federal long-term rate.

(5)	Includes fees (if any) for service on local advisory boards of SunTrust subsidiaries. No director received perquisites or personal benefits in excess of $10,000. Pursuant to SEC regulations, we report our perquisites only when our aggregate incremental cost of providing them to any individual exceeds $10,000.

(6)	Mr. Thomas Garrott retired as an employee on July 5, 2006 though he continues to serve as a director. Accordingly, we compensated him as a non-employee director only after such date. Except with respect to the footnote 2 and 3 regarding outstanding stock and option awards, the data in this table reflect only compensation paid to Mr. Garrott “as a director” in accordance with SEC Regulation SK Item 402(k)(2)(ii).

Corporate Governance

The Board of Directors has determined that a majority of SunTrust’s directors are independent. In determining director independence, the Board broadly considers all relevant facts and circumstances, including the rules of the New York Stock Exchange. The Board considers the issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation. An independent director is free of any relationship with SunTrust or its management that may impair the director’s ability to make independent judgments. Particular attention is paid to whether a director is independent from management and to any credit relationships that may exist with a director or a related interest.

Regulation O requires loans made to executive officers and directors to be made on substantially the same terms, including interest rates and collateral, and following credit-underwriting procedures that are no less stringent than those prevailing at the time for comparable transactions by SunTrust with other persons. Such loans also may not involve more than the normal risk of repayment or present other unfavorable features. Additionally, no event of default may have occurred (that is, such loans are not disclosed as non-accrual, past due, restructured, or potential problems). Our Board of Directors must review any credit to a director or his or her related interests that has become criticized in order to determine the impact that such classification has on the director’s independence.

In addition, we do not consider independent any director who is also an executive officer of a company to which we have extended credit unless such credit meets the substantive requirements of Regulation O. We also do not consider independent any director who is an executive officer of a company that makes payments to, or receives payments from, SunTrust for property or services in an amount which, in any fiscal year, is greater than 2% of such director’s company’s consolidated gross revenues.

The following directors have been determined by the Board to be independent after applying the guidelines set forth above: Messrs. Beall, Correll, Crowe, Farnsworth, Mrs. Frist, Messrs. Garrett, Hughes, Isdell, Ivester, Lanier, Minor, Prince, Dr. Royal, Mrs. Williams and Dr. Wynn. Each member of the Compensation Committee, the Governance and Nominating Committee, and the Audit Committee is independent. There are no family relationships between any director, executive officer, or person nominated or chosen by SunTrust to become a director or executive officer.

The Board of Directors conducts a self-assessment annually, which is reviewed by the Governance and Nominating Committee and discussed with the Board. In addition, the Governance and Nominating Committee, the Compensation Committee, the Audit Committee and the Risk Committee also undergo an annual assessment of their performance. The non-management directors of the Board typically meet in executive session at each regularly scheduled meeting, and such meetings are presided over by a Presiding Director who is selected by a majority of independent directors. Mr. Prince currently serves as the Presiding Director.

SunTrust has adopted a policy requiring directors who change the job responsibility they held when they were elected to the Board to submit a letter of resignation to the Board. The Board, through the Governance and Nominating Committee, will then make a determination as to whether continued Board membership is appropriate.

SunTrust has adopted a Senior Financial Officers Code of Ethical Conduct that applies to SunTrust’s senior financial officers, including its principal executive officer, principal financial officer and controller. SunTrust also has adopted a SunTrust Code of Conduct that applies to all employees, and a Code of Business Conduct and Ethics for members of the Board of Directors. These 3 Codes of Conduct, as well as SunTrust’s Corporate Governance Guidelines, and the charters for the Executive Committee, the Audit Committee, the Governance and Nominating Committee, the Compensation Committee and the Risk Committee can be found by clicking the heading “About SunTrust” on SunTrust’s website at www.suntrust.com and then clicking on “Corporate Governance.” In addition, this information is available in print to any shareholder who requests it by contacting Greg W. Ketron, Director of Investor Relations, at 404-827-6714. The Board intends that non-management directors make decisions on matters of corporate governance. As additional corporate governance standards are adopted, they will be disclosed on an ongoing basis on SunTrust’s website.

Shareholder Communications with Directors

The Board of Directors has adopted a process to facilitate written communications by shareholders or other interested parties to the Board. Persons wishing to write to the Board of Directors of SunTrust or a specified director, including the Presiding Director, the non-management directors as a group, or a committee of the Board should send correspondence to the Corporate Secretary at SunTrust Banks, Inc., P.O. Box 4418, Mail Code 643, Atlanta, Georgia 30302. All communications so received from shareholders or other interested parties will be forwarded to the members of the Board of Directors or to the applicable director or directors if so designated by such person. Anyone who wishes to communicate with a specific Board member, the non-management directors only, or a committee should send instructions asking that the material be forwarded to the applicable director, group of directors or to the appropriate committee chairman.

Compensation Committee Processes and Procedures

Decisions regarding the compensation of our executives are made by the Compensation Committee of the Board, which we refer to in this section as the Committee. Specifically, the Committee has strategic and administrative responsibility for a broad range of issues, including ensuring that we compensate key management employees effectively and in a manner consistent with our stated compensation strategy and the requirements of the appropriate regulatory bodies. The Committee also oversees the administration of executive compensation plans, including the design, performance measures, and award opportunities for the executive incentive programs, and certain employee benefits. The Board appoints each member of the Committee and has determined that each is an independent director.

The Committee’s policy is to review executive officer compensation at least annually. The Committee makes these reviews to ensure that senior management compensation is consistent with our compensation philosophies, company and personal performance, changes in market practices, changes in an individual’s responsibilities, and inflation. At the Committee’s first regular in-person meeting each year, which it typically holds in February, the Committee makes a more specific review which focuses on performance and awards for the most recently-completed fiscal year.

To assist in its efforts to meet the objectives outlined above, the Committee has retained Towers Perrin, a nationally known executive compensation and benefits consulting firm to advise it on a regular basis on the executive compensation and benefit programs. The Committee engaged the consultant to provide general executive compensation consulting services and to respond to any Committee member’s questions and to management’s need for advice and counsel. In addition, the consultant performs special executive compensation projects and consulting services from time to time as directed by the Committee. The consultant reports to the Committee Chairman. Pursuant to the Committee’s charter, the Committee has the power to hire and fire such consultant and engage other advisors.

The Committee has the authority to determine, and approves the individual elements of total compensation paid to the CEO and other executives holding the title of Vice Chair or higher, and the general elements of total compensation for other senior officers. The Committee reviews the performance and compensation of the Executive Chairman of the Board and the CEO, and each of their direct reports, which includes all of the executive officers named in this Proxy Statement. The CEO and members of SunTrust’s Human Resources assist in the reviews of such direct reports. Presently, the consultant’s role is to support such reviews by providing data regarding market practices and making specific recommendations for changes to plan designs and policies consistent with our philosophies and objectives discussed above. The CEO determines the compensation of other senior officers based in part on market data provided by the compensation consultant, and the Committee annually reviews the general elements of such compensation. The Committee also approves the size of the pool of stock-based awards to be granted to other employees, but delegates to the CEO or to the Chief Administrative Officer the authority to make and approve specific awards to employees other than the named executive officers.

In determining the amount of named executive officer compensation each year, the Committee reviews competitive market data from the banking industry as a whole and the peer group specifically. It makes specific compensation decisions and grants based on such data, company performance, and individual performance and circumstances. With regard to formula-based incentives, the Committee develops performance targets using management’s internal business plan, industry and market conditions, and other factors.

The Board of Director’s Governance and Nominating Committee determines the amount and form of director compensation. Except as noted above, our procedures regarding the determination of director compensation are essentially the same as for executive compensation.

EXECUTIVE COMPENSATION

Unless the context requires otherwise, in this Executive Compensation section, including the Compensation Discussion and Analysis and the tables which follow it, references to “we,” “us,” “our” or similar terms are to SunTrust Banks, Inc. and our subsidiaries.

Executive Officers

The Board elects executive officers annually following the Annual Meeting of Shareholders to serve until the meeting of the Board following the next Annual Meeting. The following table sets forth the name of each executive officer as of December 31, 2006 and the principal positions and offices he holds with SunTrust. Unless otherwise indicated, each of these officers has served as an executive officer of SunTrust or a principal subsidiary for at least 5 years.

Name	Information about Executive Officers

James M. Wells III	President and Chief Executive Officer of SunTrust.

William R. Reed, Jr
Vice Chairman of SunTrust since October 1, 2004, with responsibility for SunTrust’s 4 geographic banking groups and the Corporate Sales Administration function. From May 2003 to October 2004, Mr. Reed was President and Chief Executive Officer of National Commerce Financial Corporation. From July 2000 until May 2003 he was Chief Operating Officer for National Commerce Financial Corporation. National Commerce Financial Corporation merged into SunTrust on October 1, 2004. Mr. Reed is 60.

Name	Information about Executive Officers

Mark A. Chancy
Corporate Executive Vice President and Chief Financial Officer of SunTrust since August 10, 2004. In 2006, Mr. Chancy assumed additional responsibility for SunTrust’s merger and acquisition and corporate development activities. From July 2001 until August 10, 2004, he was Senior Vice President and Treasurer of SunTrust. From 1997 to July 2001, he was Chief Financial Officer of The Robinson-Humphrey Company. A subsidiary of SunTrust acquired the institutional business of The Robinson-Humphrey Company in July 2001. Mr. Chancy is 42.

Robert H. Coords
Corporate Executive Vice President and Chief Risk Officer of SunTrust since December 9, 2004. Prior to that, he was an Executive Vice President of SunTrust and Chief Efficiency and Quality Officer. Mr. Coords is 64.

David F. Dierker
Corporate Executive Vice President and Chief Administrative Officer of SunTrust since December 9, 2004. From January 2000 to November 2004, Mr. Dierker served as Strategic Financial Officer of SunTrust. Mr. Dierker is 49.

Thomas E. Freeman
Corporate Executive Vice President and Chief Credit Officer of SunTrust since January 19, 2006. Prior to joining SunTrust, Mr. Freeman was a Principal at KPMG where he was responsible for providing credit risk and other advisory services to a variety of clients including larger commercial banks. He joined KPMG in 2004 after a 14-year career at Fleet Boston Financial and its predecessors, where he held a series of increasingly responsible positions including: managing director, corporate strategy and development; consumer lending executive credit officer; director of portfolio management; and corporate vice president, commercial real estate. Mr. Freeman is 55.

Raymond D. Fortin
Corporate Executive Vice President since December 9, 2004 and General Counsel. Mr. Fortin is responsible for legal, corporate compliance and regulatory affairs and also serves as Corporate Secretary. Mr. Fortin is 54.

C. Eugene Kirby
Corporate Executive Vice President with responsibility for the retail banking line of business and SunTrust’s corporate marketing activities. Prior to 2002, Mr. Kirby was the Director of eBusiness for SunTrust and prior to that he was a regional retail line of business manager. He assumed responsibility for the corporate marketing activities in November, 2006. Mr. Kirby is 47.

William H. Rogers, Jr.
Corporate Executive Vice President with responsibility for the wealth and investment management, commercial, corporate and investment banking, and mortgage lines of business. Since October 2000, Mr. Rogers has had responsibility for trust, investment and private client services. In December 2004, Mr. Rogers assumed responsibility for SunTrust’s mortgage and commercial lines of business. He assumed responsibility for the corporate and investment banking lines of business in November, 2006. Mr. Rogers is 49.

R. Charles Shufeldt
Corporate Executive Vice President with responsibility for corporate and investment banking. Since August 2000, Mr. Shufeldt has been an Executive Vice President and line of business head for SunTrust’s Corporate and Investment Banking Unit. Mr. Shufeldt is 55.

Name	Information about Executive Officers

Timothy E. Sullivan
Corporate Executive Vice President and Chief Information Officer since January 2003, with responsibility for technology and operations. In November, 2006, Mr. Sullivan assumed expanded responsibility for SunTrust’s payments strategy. Prior to January 2003, he served as executive vice president and group technology executive at Wells Fargo Corporation. Before that, he was chief information officer at Kaiser Foundation Health Plan and also held a series of increasingly responsible technology and operations management positions, including chief information officer at First Interstate Bank in Arizona. Mr. Sullivan is 56.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this section, we discuss certain aspects of our compensation program as it pertains to our principal executive officer, our principal financial officer, and our 3 other most highly-compensated executive officers in 2006. We refer to these 5 persons throughout as the “named executive officers.” Our discussion focuses on compensation and practices relating to our most recently completed fiscal year.

We believe that the performance of each of the named executive officers has the potential to impact both our short-term and long-term profitability. Therefore, we place considerable importance on the design and administration of the executive compensation program.

Executive Compensation Philosophy

SunTrust seeks to provide an executive compensation package that is driven by our overall financial performance, the increase in shareholder value, the success of the business unit directly impacted by the executive’s performance, and the performance of the individual executive. The main principles of this strategy include the following:

•	Compensation decisions are driven by a pay-for-performance philosophy.

•	Total compensation opportunity should be comparable to the marketplace when company performance is good.

•	Increased compensation is earned through an employee’s increased contribution.

•	A majority of total direct compensation should consist of variable compensation.

Objectives of Executive Compensation

The objectives of our executive compensation program are to:

(1) attract and retain quality executive leadership,

(2) enhance the individual executive’s performance,

(3)	align incentives with the business unit and company areas most directly impacted by the executive’s leadership and performance,

(4) increase shareholder value, and

(5) improve our overall performance.

The Committee strives to meet these objectives while maintaining market competitive pay levels and ensuring that we make efficient use of shares and have predictable expense recognition.

Competitive Positioning

In determining the amount of named executive officer compensation each year, the Committee reviews competitive market data from the banking industry as a whole and a specific peer group. SunTrust uses a peer group of financial services companies for benchmarking executive compensation practices and levels of base salary, annual incentives, long term incentives, and benefits. We target each component of our executive compensation to peer group median in order to be competitive in the market and because our philosophy is to emphasize performance-based compensation.

The Committee selected a representative sample of companies which we believe compete directly with us for executive talent and many of which are of roughly similar size and have roughly similar numbers of employees, product offerings, and geographic scope. For 2006, the peer group consisted of the following companies:

• Bank of America Corporation	• PNC Financial Services Group Incorporated
• BB&T Corporation	• Regions Financial Corporation
• Fifth Third Bancorp	• US Bancorp
• KeyCorp	• Wachovia Corporation
• National City Corporation	• Wells Fargo and Company

The Committee attempts to make compensation decisions consistent with the foregoing objectives and considerations including, in particular, market levels of compensation it believes are necessary to attract, retain, and motivate our executive officers. Therefore, the Committee does not take into account an individual’s net worth or the aggregate wealth accumulated or realizable by the individual from past compensation grants.

Decisions Regarding Composition of Total Compensation

We provide a competitive mix of pay elements that align executive incentives with shareholder value. Our executive compensation program includes both short and long-term compensation, with an emphasis on long-term compensation that is tied to corporate and stock price performance. Long-term compensation is particularly emphasized for our Executive Chairman and CEO. For our named executive officers, we allocate compensation as follows:

Base Salaries: ranges from approximately 15% to 30% of total direct compensation

Short-term incentives: ranges from approximately 20% to 30% of total direct compensation

Long-term incentives: ranges from approximately 40% to 60% of total direct compensation

“Total direct compensation” means base salaries plus short-term and long-term incentive compensation. The foregoing percentages are based on the full grant date fair value of annual compensation (calculated in accordance with FAS 123(R)). These amounts differ from the amounts included in the Summary Compensation Table under the columns “Stock Awards,” “Option Awards,” and “Total,” which we calculated in accordance with SEC regulations and which include expenses related to awards for prior years. Please refer to the discussion of FAS 123(R) which precedes the 2006 Summary Compensation Table, below.

We emphasize market practices in the design and administration of the executive compensation program. Our philosophy is that variable pay should constitute the majority of total direct compensation. It is for this reason that we choose to use stock options rather than restricted stock as a key component in the long-term pay of our named executive officers as it makes stock price appreciation fundamental in realizing a compensation benefit. Incentive performance measures should promote shareholder return and earnings growth, and the plan design should assure clear linkages between performance measures, participants’ ability to influence such measures and award levels. By emphasizing longer performance measurement periods by using long-term incentives, we align our executives’ interests with our shareholders and create a strong retention tool.

Corporate and Individual Performance Measures

We use different forms of compensation to reward both the achievement of corporate performance measures, such as the attainment of corporate financial goals, as well as individual performance measures. For example, we designed our Management Incentive Plan, which we refer to as MIP, to reward annual improvement in net income or net income available to common shareholders, return on equity, and other corporate performance metrics. In 2006, we used only the net income performance measure. We designed our Performance Unit Plan, which we refer to as PUP, to reward improvement in net income and fully-diluted earnings per common share over a 3-year horizon.

Executive Compensation Program Overview

The 4 primary components of the executive compensation program are:

•	base salary,

•	annual cash incentives,

•	long-term incentives, and

•	benefits.

A brief description of these 4 components and related programs follows.

1.	Base Salary

Base salary is designed to provide competitive levels of compensation to executives based upon their experience, duties and scope of responsibility. We pay base salaries because it provides a basic level of compensation and is necessary to recruit and retain executives. An important aspect of base salary is the Committee’s ability to use annual base salary adjustments to reflect an individual’s performance or changed responsibilities.

As discussed above, the Committee places a greater emphasis on targeting the total amount of direct compensation to peer practices and emphasizes a mix of compensation weighted towards variable compensation. At lower executive levels, base salaries represent a larger proportion of total compensation but at senior executive levels are progressively replaced with larger variable compensation opportunities.

Base salary levels are also important because we generally tie the amount of incentive compensation and retirement benefits to an executive’s base compensation. For example, participation in the MIP is denominated as a percent of one’s base salary. Similarly, an executive’s level of participation in the PUP relates generally to the executive’s salary grade.

2.	Annual Cash Incentives

We use the MIP as a short-term incentive to drive achievement of our annual performance goals. The MIP focuses on the achievement of annual financial goals and awards in cash. The MIP is designed to:

•	support our strategic business objectives,

•	promote the attainment of specific financial goals,

•	reward achievement of specific performance objectives, and

•	encourage teamwork.

MIP awards are designed to provide competitive levels of compensation to executives based upon their experience, duties and scope of responsibilities. The size of an executive’s MIP award is influenced by these factors, market practices and individual performance. The Committee generally targets annual bonus at market median practice for expected levels of performance, with upside opportunities for superior performance. All of the named executive officers participate in the MIP. Awards earned under the MIP are contingent upon employment with SunTrust through the end of the fiscal year, except for payments made in the event of death, retirement or disability, reduction-in-force or in the event of a change in control.

The ultimate amount paid to an executive under MIP is a function of four variables:

•	the executive’s level of participation;

•	the MIP goals established by the Committee for the executive;

•	the payout amounts established by the Committee which correspond to threshold, target, and maximum levels of performance; and

•	the Committee’s determination of the extent to which the goals were met.

We initially denominate MIP awards as a percentage of an executive’s salary. The percentage represents the final MIP payout to the executive assuming MIP goals are achieved at the target level of performance. The actual amount paid under MIP depends upon performance, and in past years could range from 50% to 150% of target. For 2007, MIP payouts may range from 50% to 200% of target depending on performance.

Next, the Committee establishes financial and/or non-financial performance measures for each participant. For our named executive officers other than Mr. Rogers, MIP performance measures are based exclusively on corporate performance measures because they hold offices which have a substantial impact on the achievement of those measures. For Mr. Rogers, MIP performance measures for 2006 were a blend of 60% corporate performance and 40% individual performance because he had personal responsibility for the results of a particular line of business; in contrast, the other named executive officers had responsibility for company-wide functions. In 2007, we expect that MIP performance measures will be based 100% on corporate performance because Mr. Rogers’ responsibilities were recently expanded and because of a change in philosophy to emphasize teamwork and corporate results.

With respect to the corporate performance measures, for 2006, we based the MIP corporate performance measure exclusively on consolidated net income. For 2007, the MIP corporate performance measure will be weighted 75% on consolidated net income available to common shareholders and 25% on return on equity. The performance goals for 2008 and later years may be expanded to include other financial measures as selected by the Committee.

The Committee sets these target performance measures in February of each year based largely on management’s confidential business plan and budget for the coming year, which typically includes planned revenue growth, cost reductions, and profit improvement. The Committee also sets threshold and maximum performance benchmarks. Maximum award targets reflect very ambitious goals which can only be attained when business results are exceptional and which have never been met, thus justifying the higher award payments. Similarly, minimum award or threshold performance targets are set sufficiently high that once in the past 5 years we failed to reach the minimum performance target, resulting in no payments under MIP. Target performance has been set such that actual performance as determined by the Committee exceeded the target in 3 years and fell short of the target in 2 years. For 2006, the Committee determined that we achieved the MIP performance measure at approximately [     ]% of target.

Actual payouts under MIP depend on the level at which the performance measures are achieved. Achievement at target for each performance measure results in a final award payment equal to the target incentive award payment. Actual performance at only the threshold (minimum) performance level results in a final award payment equal to 50% of the target award amount, and performance below the threshold performance level results in no final award payment. Actual performance above the target performance benchmark produces an award greater than the target award, up to 150% of the target award in 2006 and 200% in future years. Straight-line interpolation is used to calculate payout values between minimum, target, and maximum levels.

Finally, the Committee assesses actual performance relative to pre-set goals and, in doing so, determines the amount of any final award payment. In determining final awards and in evaluating personal performance, the Committee considers adjusting GAAP net income and other corporate performance measures for unplanned, unusual or non-recurring items of gain or expense. In 2006, the Committee exercised its discretion by adding to reported net income the amount of preferred stock dividends paid by the Company (because MIP is based on net income and because the dividends on preferred stock reflected our capital restructuring which we completed in the fourth quarter of 2006, the benefit of which was reflected in earnings per common share but not in net income). We applied this adjustment equally to all participants.

3.	Long-Term Incentives

We emphasize long-term variable compensation at the senior executive levels over short term variable compensation because of our desire to reward effective long-term management decision making. Long-term incentives are designed to focus attention on long-range objectives and future returns to shareholders, and are presently delivered to the named executive officers through the Performance Unit Plan (PUP) and time-vested stock options. We target roughly equal awards under PUP and stock options in order to balance the 3-year net income and earnings per common share measures under PUP with the long-term stock price measure inherent in stock option grants.

Performance Unit Plan

The purpose of the PUP is to promote the long-term interests of SunTrust and our shareholders, and to motivate, retain and reward those executives who contribute significantly to our long-term strategy development and financial performance. PUP payouts are based entirely on corporate performance measures. We make PUP awards in order to incent our executives to achieve intermediate-term net income and earnings per common share growth. We also use the PUP to provide part of our long-term compensation because PUP pays out in cash and thereby limits dilution to our common shareholders.

PUP awards are designed to provide competitive levels of compensation to executives based upon their experience, duties and scope of responsibilities. The number of PUP units awarded to an individual is influenced by these factors as well as market practices and individual performance.

Each PUP unit has a target value of $30.00. The final value of each unit is determined at the conclusion of a 3-year performance cycle. Two measures of corporate performance are established at the beginning of each performance cycle, and each corresponds to minimum, target, and maximum unit values at given levels of performance. The performance measures for the 2006-2008 performance cycle are: (1) 3-year cumulative consolidated net income available to common shareholders, and (2) 3-year cumulative earnings per common share. We use both net income available to common shareholders and fully-diluted EPS to ensure that named executive officers are not penalized for corporate strategies designed to improve EPS.

The Committee sets target performance measures based in part upon management’s confidential business plan and budget. For the 2006-2008 cycle, the Committee set the 3-year consolidated net income target and the 3-year consolidated earnings per common share at target levels deemed appropriate based on industry expectation, market opportunities, and other factors the Committee believes are relevant. Maximum award targets reflect very ambitious goals which can only be attained when business results are exceptional and which have never been met, thus justifying the higher award payments. Similarly, minimum award or threshold performance targets are set sufficiently high that twice in the past 5 years we failed to reach the minimum performance target, resulting in no payments under PUP. Target performance targets have been set such that actual performance as determined by the Committee exceeded the target only once and fell short 3 times. For the 2004-2006 performance cycle, the Committee determined that we achieved the PUP performance targets at approximately 104.3% of target.

At the end of each 3-year performance cycle, the payout value is determined using the higher of actual net income or earnings per common share relative to the minimum, target, and maximum performance objectives established for the 3-year performance cycle. Straight-line interpolation is used to calculate payout values between minimum, target, and maximum levels. Achievement of the performance targets results in a final award payment corresponding to the target incentive award payment, depending on the level of achievement. Actual performance at the threshold performance level results in a final award payment equal to 50% of the target award amount, and actual performance below the threshold results in no final award payment. Actual performance above the target performance benchmark produces an award greater than the target award. Maximum performance targets, which would result in a payout of 200% of the target award, reflect very ambitious goals, which can only be attained when business results are exceptional, thus justifying the higher award payments. Straight-line interpolation is used to calculate payout values between minimum, target, and maximum levels. The Committee assesses actual performance relative to the performance targets, and thereby determines the amount of any final award payment and, in doing so, has the discretion to adjust actual results. However, because PUP performance cycles are longer than under MIP, absent extraordinary events, such as our merger with NCF, the Committee typically does not exercise this discretion and for 2006 made no adjustments to the 2004-2006 results.

Restricted Stock

We make restricted stock awards to named executive officers only in special circumstances, such as the hiring of a new executive. We made no grants of restricted stock to our named executive officers in 2006, but some grants made to them in prior years remain outstanding and these are reflected in the tables below.

Stock Option Awards

In addition to the PUP, we make annual stock option awards to senior executives. These awards are used to: (1) create a fundamental, long-term linkage between the interests of executives and shareholders, and (2) recruit and retain executive talent.

Stock options represent approximately half of our named executive officers’ long-term incentive compensation. Stock options generally have a 10-year term and cliff vest 3 years after the date of grant. SunTrust options have an exercise price equal to the closing price of our stock on the date of grant. Accordingly, the actual value an executive will realize is tied to future stock price appreciation and is therefore aligned with corporate performance and shareholder stock price returns. Stock option grants are made under the 2004 Stock Plan, which is administered by the Committee. We grant only nonqualified stock options.

Please refer to the section below, “Other Guidelines and Procedures Affecting Executive Compensation” for additional information regarding our practices when granting stock options.

4.	Benefits

A.	401(k) Plan and 401(k) Excess Plan Matching Contributions

We offer a qualified 401(k) Plan and a nonqualified 401(k) Excess Plan to provide tax-advantaged savings vehicles. We make matching contributions to the 401(k) Plan and a 401(k) Excess Plan to encourage employees to save money for their retirement. These plans, and our contributions to them, enhance the range of benefits we offer to executives and enhance our ability to attract and retain employees.

Under the terms of the qualified 401(k) Plan, employees may defer from 1% to 20% of their eligible pay, and we match the first 3% on a dollar-for-dollar basis, and 50% of the next 2% for a total match of 4% of eligible pay for each participant who defers 5% or more of his or her eligible pay. We deposit our matching contribution into the 401(k) Plan’s common stock fund and, as of January, 2007, all matching contributions are immediately eligible for diversification by participants.

SunTrust also maintains a nonqualified 401(k) Excess Plan to provide benefits that would have otherwise been provided under the qualified 401(k) Plan to certain participants but for the imposition of certain maximum statutory limits imposed on qualified plan benefits (for example, annual limits on eligible pay and contributions). Company employees, including members of senior management, who reach the maximum limits in the qualified 401(k) Plan are generally eligible for the 401(k) Excess Plan. Because the 401(k) Excess Plan is unfunded, all participants’ deferrals plus our matching contributions are accounted for in phantom units. Participants’ investment choices in the 401(k) Excess Plan mirror many of the investment options allowed in the 401(k) Plan, except that participants may not choose any investment vehicle tied to the value of SunTrust common stock or to a bank collective fund. The 401(k) Excess Plan also contains account balances, which we refer to as “frozen accounts,” from 2 similar plans that were frozen as to future contributions on June 30, 1999. We track investments for some of the frozen accounts and our matching contributions in phantom shares of SunTrust common stock.

Our matching contributions to both plans are determined in part by the level of participation by the executive. Our matching contributions are capped at specific amounts (except in the 401(k) Excess Plan, where Messrs. Humann and Wells and a few other participants, who are not named executive officers, are not subject to the matching limit because they have protected rights from prior, similar plans). We established the maximum limits on our matching contributions by reference to market and peer practices.

B.	Perquisites and Other Benefits

Perquisites and other benefits represent a small part of our overall compensation package, and are offered only after consideration of business need. We annually review the perquisites and other personal benefits that we provide to senior management. The primary perquisites are financial planning, club memberships, and cash payments to cover the tax liability to the executives for the imputed value of such benefits. We believe that good financial planning by experts reduces the amount of time and attention that senior management must spend on that topic and maximizes the net financial reward to the employee of compensation received from SunTrust. Such planning also helps ensure that the objectives of our compensation programs are met and not frustrated by unexpected tax or other consequences. We sponsor membership in golf or social clubs for certain senior executives who have responsibility for the entertainment of clients and prospective clients. Finally, certain tax, accounting, and other regulations often subject our executives to taxation on the receipt of certain benefits irrespective of the value such benefit conferred to the executive. In these situations, we typically provide a tax-gross up payment to the executive to reimburse the executive for approximate amounts of additional tax liability the executive will need to pay as a result of receiving such benefits.

C.	Post-Termination Compensation

Retirement Plans.  We maintain both qualified and nonqualified defined benefit retirement plans that are designed to work together to provide target retirement pay to our top-level executives. We pay the entire cost of benefits under these plans, which are in addition to the defined contribution type plans (that is, the 401(k) and 401(k) Excess Plans described above and the Deferred Compensation Plan) that encourage participants to set aside part of their current earnings to provide for their retirement.

The SunTrust Retirement Plan is a tax-qualified plan, available to almost all employees. It is designed to provide monthly payments for a participant’s lifetime beginning at age 65, although benefits may begin as early as age 55 with 5 years of service. The NCF Retirement Plan is also a tax-qualified plan, which SunTrust acquired with the merger with National Commerce Financial in 2004. This plan is a frozen plan and of the named executive officers, only Mr. Reed has a benefit payable from this plan, based on his service prior to 2005. In addition to the SunTrust Retirement Plan, we also maintain 4 nonqualified defined benefit type plans — the ERISA Excess Plan, the Supplemental Executive Retirement Plan (“SERP”), a frozen Crestar SERP, and a frozen NCF Supplemental Executive Retirement Plan (“NCF SERP”). These nonqualified plans are designed to work together with the SunTrust Retirement Plan to provide an overall targeted level of benefits. The targeted level is set by the SERP.

We provide pension benefits in order to attract and retain executives. The amount payable under such retirement plans to each named executive officer is determined by the plan’s benefit formula, which we describe in the section below “Pension Benefits Table.” The amount of benefits varies based upon the plan, the executive’s years of service with us, and the executive’s compensation. We generally target total compensation (including retirement benefits) at peer median.

Retirement benefits for 2 of our named executive officers (Messrs. Humann and Wells) comprise a significant percentage of their total compensation. The majority of benefits come from their participation in the Tier I SERP, previously closed to new participants, which includes in its calculation of earnings, base salary and certain incentive compensation, such as payouts under the MIP and the PUP. Also, in 2004, we established a cap on the PUP payouts that can be used in the earnings under this plan. Another reason that retirement benefits comprise a significant percentage of compensation for these 2 named executive officers is because both are close to retirement age and, therefore, the discount for early retirement has less significance in the actuarial valuation of the net present value of their benefits.

Change in Control Agreements.  We have entered into Change in Control Agreements (“CIC Agreements”) with members of senior management, including each of our named executive officers. Except for these CIC Agreements, and our broad-based severance policy, none of our named executive officers has an employment agreement which requires us to pay their salary for any period of time. We entered into the CIC Agreements because the banking industry has been consolidating for a number of years and we do not want our executives distracted by a rumored or actual change in control. Further, if a change in control should occur, we want our executives to be focused on the business of the organization and the interests of shareholders. In addition, we think it is important that our executives can react neutrally to a potential change in control and not be influenced by personal financial concerns. We believe our CIC Agreements are consistent with market practice and assist us in retaining our executive talent. We set the level of benefits at either 2 times or 3 times lump sum formulas to remain competitive with the banking industry as a whole and specifically with our peer group. Finally, all payments under the CIC Agreements are conditioned on an executive agreeing to non-compete, non-solicitation and non-disparagement provisions.

Upon a change in control followed by a termination of the executive’s employment by the Company without “cause” or by the executive for “good reason,” the CIC Agreements require us to pay or provide the following to the executive:

•	a lump sum payment equal to 2 or 3 times the sum of the executive’s base salary (the highest amount in effect anytime during the 12 months preceding the executive’s termination date) and the executive’s incentive compensation (calculated as the higher of the target MIP or other functional incentive pay (“FIP”) for the year of termination or the average of the executive’s highest 2 or 3 years of MIP awards or FIP awards (with FIP not to exceed the amount that would have been payable under MIP) and PUP awards actually received;

•	a prorated amount, according to days worked, of the current year’s MIP and PUP awards, based on the higher of the targeted amount or the projected amount if the executive had remained employed through the end of the year of his employment termination;

•	up to 2 or 3 years of additional coverage under our health, dental and life plans; and

•	a payment to reimburse the executive for any excise taxes on severance benefits that are considered excess parachute payments under Sections 280G and 4999 of the Internal Revenue Code plus income and employment taxes on such tax gross up as well as interest and penalties imposed by the IRS.

•	In addition, upon such termination, all outstanding stock options vest immediately and all restrictions on restricted stock and performance stock lapse.

•	2 or 3 years of additional service and age credited in the SERP, immediate vesting in the SERP, earnings in the SERP formula based on a 1-year rather than the normal 3-year average, and early commencement permitted prior to age 60 with a reduction of 3% per year prior to age 60.

The CIC Agreements provide these same protections to our executives who are terminated without “cause” or who terminate for “good reason” in the period between the time our shareholders approve a change in control and the date a change in control is completed.

We believe that CIC Agreements should compensate executives who are displaced by a change in control and not serve as an incentive to increase an executive’s personal wealth. Therefore, our CIC Agreements require that there be both a change in control and an involuntary termination without “cause” or a voluntary termination for “good reason,” which is often referred to as a “double-trigger.” The double-trigger ensures that we will become obligated to make payments under the CIC Agreements only if the executive is actually or constructively discharged as a result of the change in control. Our stock option agreements and other long term incentive compensation arrangements (other than performance stock grants made prior to 1998) also require the double trigger in order for accelerated vesting to occur in connection with a change in control.

Recent Changes in the Executive Compensation Program

In 2005, the Committee’s compensation consultant performed a comprehensive review of all executive compensation programs and policies and recommended specific program improvements or changes to ensure that our programs were competitive and effective. Results of this study indicated that pay levels and practices were generally competitive and consistent with prevailing industry practices. In 2006, the compensation consultant conducted a limited review of the short and long-term incentive programs. Changes we will implement in 2007 include:

•	making the corporate performance measure under MIP a blend of net income available to common shareholders (75%) and return on equity (25%);

•	increasing the maximum MIP payout from 150% to 200% of target to better align SunTrust with peer bank practices; and

•	expanding the discretion of Committee to adjust MIP award payouts for unusual items, performance compared to the prior year, performance relative to peers, or other factors as determined to be relevant by the Committee.

The Committee reviews the general elements and amounts of each named executive officer’s compensation annually and makes adjustments to ensure that it is consistent with our compensation philosophies, company and personal performance, changes in market practices, changes in an individual’s responsibilities, and inflation.

Other Guidelines and Procedures Affecting Executive Compensation

Stock-Based Compensation — Procedures Regarding Committee Approval and Delegation of Authority.  The Committee approves all grants of stock-based compensation to the Executive Chairman and the CEO, and persons reporting to either the Executive Chairman or the CEO. (In previous years, before we had an Executive Chairman, the Committee would approve all grants of equity-based compensation to the CEO and COO, and all executives reporting to either the CEO or COO.)

The Committee also approves the size of the pool of stock-based awards to be granted to other employees, but delegates to the CEO or to the Chief Administrative Officer the authority to make and approve specific awards to employees other than those who report directly to the CEO. While the Committee delegates specific grant-making authority to the CEO or CAO (except with respect to the senior officers described above), the Committee reviews such grants and oversees the administration of the program.

Stock-Based Compensation — Procedures Regarding Timing and Pricing of Awards.  Our policy is to make grants of equity-based compensation only at current market prices. We set the exercise price of stock options at the closing stock price on the date of grant, and do not grant “in-the-money” options or options with exercise prices below market value on the date of grant. It is also our policy to make grants only on the dates of regularly scheduled meetings of the full Board of Directors. Further, it is our policy to make the majority of such grants on the date of the February meeting of our Board of Directors (although we make a small percentage of grants at other times throughout the year on the date of regularly-scheduled meetings of the full Board of Directors in connection with exceptional circumstances, such as the hiring or promotion of an executive officer, special retention circumstances, or merger and acquisition activity).

We try to make stock award and stock option grants at times when they will not be influenced by scheduled releases of information. We do not otherwise time or plan the release of material, non-public information for the purpose of affecting the value of executive compensation. Similarly, we do not set the grant date of stock options to new executives in coordination with the release of material non-public information and, instead, these grants, like all other grants, have grant dates corresponding to the date of the February Board meeting or the next pre-selected off-cycle grant date.

We chose the February meeting of our Board of Directors because it is the first meeting of the Board of Directors after financial results for the completed fiscal year have been publicly announced, and because it allows time for performance reviews following the determination of corporate financial performance for the previous fiscal year. This allows us to make grants at a time when our financial results have already become public, and when there is little potential for abuse of material non-public information in connection with stock or option grants. We believe we minimize the influence of our disclosures of non-public information on the exercise price of these long-term incentives by selecting dates well in advance and which fall several days or weeks after we report our financial results, and by setting the vesting period at 1 year or longer. We follow the same procedures regarding the timing of grants to our executive officers as we do for all other participants.

Role of Executive Officers in Determining Executive Compensation.  The Committee oversees the administration of executive compensation plans, including the design, performance measures, and award opportunities for the executive incentive programs, and certain employee benefits. The Committee has the authority to determine, and approves all compensation and awards, to the CEO and other executives holding the title of Vice Chairman or higher. The Committee reviews the performance and compensation of the Executive Chairman and the CEO, and each of their direct reports, which includes all of the executive officers named in this Proxy Statement. The CEO and members of SunTrust’s Human Resources assist in such reviews. The CEO determines the compensation of other senior officers based in part on market data provided by the compensation consultant, and the Committee annually reviews the general elements of such compensation. The Committee also approves the size of the pool of stock-based awards to be granted to other employees, but delegates to the CEO or to the Chief Administrative Officer the authority to make and approve specific awards to employees other than the named executive officers. Executive officers do not otherwise determine or make recommendations regarding the amount or form of executive or director compensation.

Adjustments to Incentive Compensation as a Result of Financial Statement Restatements.  The Committee’s practice is to consider adjusting future awards or recovering past awards in the event of a material restatement of our financial results. If, in the exercise of its business judgment, the Committee believes that it is in our best interests to do so, we will seek recovery or cancellation of any bonus or incentive payments made to an executive on the basis of having met or exceeded performance targets during a period of fraudulent activity or a material misstatement of financial results where the Committee determines that such recovery or cancellation is appropriate due to intentional misconduct by the executive officer that resulted in such performance targets being achieved which would not have been achieved absent such misconduct.

Share Ownership and Share Retention Guidelines.  One of our priorities is to encourage directors and executive officers to be significant shareholders. We believe that significant share ownership by directors and executives is a contributing factor to superior long-term corporate performance. Although our directors and executive officers already have a significant equity stake in SunTrust (as reflected in the beneficial ownership information contained in this Proxy Statement), we have adopted a share ownership policy for directors and a share retention policy for upper level management.

We require all executive officers who are members of our management committee (which includes all of the executive officers named in this Proxy Statement) to retain, for at least 3 years, all net shares acquired through SunTrust-sponsored incentive plans. We do not count options, unvested restricted stock, unvested performance shares or any shares which are used as collateral (including shares held in a margin account) towards satisfying this requirement.

Certain other executive officers are subject to similar, but lower, share retention requirements which require them to retain specified percentages of the net shares acquired through SunTrust-sponsored incentive plans. We allow these other officers to diversify their portfolios when they reach age 55.

We require all executives subject to the policy to certify annually to us that they have complied with the policy.

We require non-management members of our Board of Directors to own at least 4,000 shares of SunTrust common stock. We count restricted stock, restricted stock units, and deferred or phantom stock towards this requirement. We allow members of the Board of Directors 5 years in which to meet this requirement, measured from the later of the date we adopted this policy (5 years from April 18, 2006) or 5 years from their election to the Board.

Tax Considerations

It has been and continues to be the Committee’s intent that all incentive payments be deductible unless maintaining such deductibility would undermine our ability to meet our primary compensation objectives or is otherwise not in our best interest. At this time, essentially all compensation we paid to the named executive officers is deductible under Section 162(m) of the Internal Revenue Code. We also take into account the tax effects of various forms of compensation and the potential for excise taxes to be imposed on our executive officers which might have the effect of frustrating the purpose(s) of such compensation. There are various provisions of the Internal Revenue Code which we consider.

Section 162(m).  Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1 million paid for any year to a corporation’s chief executive officer and the 4 other highest paid executive officers at the end of such year, which executives we refer to as covered employees, will not be deductible for federal income tax purposes unless: (1) the compensation qualifies as “performance-based compensation,” and (2) we advised our shareholders of, and our shareholders have approved, the material terms of the performance goals under which we pay such compensation and, under certain conditions, such shareholders have re-approved the material terms of the performance goals within the last 5 years. At the 2005 Annual meeting, our shareholders approved the material terms of the performance goals under which compensation is paid under our MIP and PUP.

Sections 280G and 4999.  We provide our named executive officers with change in control agreements. Our change in control agreements provide for tax protection in the form of a gross up payment to reimburse the executive for any excise tax under Internal Revenue Code Section 4999 as well as any additional income and employment taxes resulting from such reimbursement. Code Section 4999 imposes a 20% non-deductible excise tax on the recipient of an “excess parachute payment” and Code Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment that is contingent on a change in control. A payment as a result of a change in control must exceed 3 times the executive’s base amount in order to be considered an excess parachute payment, and then the excise tax is imposed on the parachute payments that exceed the executive’s base amount. The intent of the tax gross-up is to provide a benefit without a tax penalty to our executives who are displaced in the event of a change in control. We believe the provision of tax protection for excess parachute payments for our executive officers is consistent with market practice, is a valuable executive talent retention incentive, and is consistent with the objectives of our overall executive compensation program.

Section 409A.  Amounts deferred under our nonqualified deferred compensation programs after December 31, 2004 are subject to Internal Revenue Code Section 409A, which governs when elections for deferrals of compensation may be made, the form and timing permitted for payment of such deferred amounts, and the ability to change the form and timing of payments initially established. Section 409A imposes sanctions for failure to comply, including accelerated income inclusion, a 20% penalty and an interest penalty. We currently operate our plans in good faith compliance with Section 409A as permitted by the proposed regulations issued by the Internal Revenue Service. When final Section 409A regulations are issued, we will amend our plans as necessary to fully comply with Code Section 409A requirements.

Summary

In summary, we believe this mix of salary, potentially significant variable cash incentives for both short-term and long-term performance, and the potential for equity ownership in SunTrust motivates our management team to produce strong returns for shareholders. We further believe this program strikes an appropriate balance between the interests and needs of SunTrust in operating our business and appropriate employee rewards based on shareholder value creation.

Report of the Compensation Committee on the Compensation Discussion and Analysis

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

Submitted by the Compensation Committee of SunTrust’s Board of Directors.

Larry L. Prince, Chairman
Alston D. Correll
David H. Hughes
G. Gilmer Minor, III

Summary of Cash and Certain Other Compensation and Other Payments to the Named Executive Officers

Overview.  The following sections provide a summary of cash and certain other amounts we paid for the year ended December 31, 2006 to the named executive officers. Except where noted, the information in the Summary Compensation Table generally pertains to compensation to the named executive officers for the year ended

December 31, 2006. The compensation we disclose below is presented in accordance with SEC regulations. According to those regulations we are required in some cases to include:

•	amounts paid in previous years;

•	amounts that may be paid in future years, including amounts that will be paid only upon the occurrence of certain events, such as a change in control of SunTrust;

•	amounts we paid to the named executive officers which might not be considered “compensation” (for example, distributions of deferred compensation earned in prior years, and at-market earnings, dividends, or interest on such amounts).

•	an assumed value for share-based compensation equal to the fair value of the grant as presumed under accounting regulations, even though such value presumes the option will not be forfeited or exercised before the end of its 10-year life, and even though the actual realization of cash from the award depends on whether our stock price appreciates above its price on the date of grant, whether the executive will continue his employment with us, and when the executive chooses to exercise the option.

•	the increase in present value of future pension payments, even though such increase is not cash compensation paid this year and even though the actual pension benefits will depend upon a numbers of factors, including when the executive retires, his compensation at retirement, and in some cases the number of years the executive lives following his retirement.

Therefore, we encourage you to read the following tables closely. The narratives preceding the tables and the footnotes accompanying each table are important parts of each table. Also, we encourage you to read this section in conjunction with the Compensation Discussion and Analysis, above.

2006 SUMMARY COMPENSATION TABLE

The following table provides information concerning the compensation of the named executive officers for our most recently completed fiscal year.

In the column “salary”, we disclose the amount of base salary paid to the named executive officer during the fiscal year. In the columns “Stock Awards” and “Option Awards,” SEC regulations require us to disclose the award of stock or options measured in dollars and calculated in accordance with FAS 123(R). For restricted stock, the FAS 123(R) fair value per share is equal to the closing price of our stock on the date of grant. For stock options, the FAS 123(R)fair value per share is based on certain assumptions which we explain in footnote 16 to our financial statements which are included in our annual report on Form 10-K. We disclose such expense ratably over the vesting period but without reduction for assumed forfeitures (as we do for financial reporting purposes). The amounts shown in the 2006 Summary Compensation Table also include a ratable portion of each grant we made in prior years to the extent the vesting period fell in 2006 (except where generally accepted accounting principles (“GAAP”) required us to recognize the full amount in a prior year, as is the case when a grant is made to a retirement-eligible executive and under the terms of such award the executive is permitted to retain all or part of such award upon retirement without fulfilling the vesting period). Please also refer to the second table in this Proxy Statement, “Grants of Plan-Based Awards.”

We made no grants of restricted stock to the named executive officers in 2006. For certain executives, this column includes a portion of the expense attributable to restricted stock grants made in prior years and performance stock grants made during the years 1991-1998. Restricted stock awards typically vest 3 years from the date of grant. Awards are conditioned on the participant’s continued employment with SunTrust, but may have additional restrictions, including performance conditions. Restricted stock allows the participant to vote and receive dividends prior to vesting.

In the column “Non-Equity Incentive Plan Compensation,” we disclose the dollar value of all earnings for services performed during the fiscal year (and during the prior 2 years with respect to PUP) pursuant to awards under non-equity incentive plans, including our MIP and PUP. Whether an award is included with respect to any particular fiscal year depends on whether the relevant performance measure was satisfied during the fiscal year. For example, our MIP awards are annual awards and the payments under those awards are made based upon the achievement of financial results measured as of December 31 of each fiscal year; accordingly, the amount we report for MIP corresponds to the fiscal year for which the award was earned even though such payment was made after the end of such fiscal year. Payments under our PUP awards are made based upon the achievement of financial results over a 3-year period; accordingly, we include payments under PUP for the fiscal year which includes the last day of the 3-year performance period for which the award was earned, even though such payment was made after the end of such fiscal year. The table below reflects PUP payouts for the 2004-2006 performance cycle which ended on December 31, 2006 which correspond to grants made in 2004.

In the column “Change in pension value and nonqualified deferred compensation earnings,” we disclose the sum of the dollar value of (1) the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans) in 2006; and (2) any above-market or preferential earnings on nonqualified deferred compensation, including on nonqualified defined contribution plans. Dividends on restricted stock are equal to the dividends paid to all other holders of our common stock and therefore are not considered “above-market” under SEC regulations. Therefore, any such dividends are not in the Summary Compensation Table but rather in the “Aggregate Earnings in Last FY” column of the Nonqualified Deferred Compensation Table, below.

Retirement benefits for 2 of our named executive officers (Messrs. Humann and Wells) comprise a significant percentage of their total compensation. The majority of such benefit comes from their participation in the Tier I SERP, which includes in its calculation of earnings, base salary and certain incentive compensation such as payouts under the MIP and the PUP. We previously closed that plan to new participants, and today only 2 of our named executive officers participate in the Tier I SERP. Also, in 2004, we established a cap on the contribution of PUP payouts to accruals under this plan. Another reason that retirement benefits comprise a significant percentage of compensation for these 2 named executive officers is because both are close to retirement age and, therefore, the discount for early retirement has less significance in the actuarial valuation of the net present value of their benefits.

In the column “All other compensation,” we disclose the sum of the dollar value of:

•	perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is less than $10,000;

•	all “gross-ups” or other amounts reimbursed during the fiscal year for the payment of taxes;

•	any security of ours or our subsidiaries purchased (through deferral of salary or bonus, or otherwise) at a discount from the market price of such security at the date of purchase, unless that discount is available generally, either to all security holders or to all salaried employees of SunTrust;

•	amounts we paid or which became due related to termination, severance, or a change in control, if any;

•	our contributions to vested and unvested defined contribution plans; and

•	any life insurance premiums we paid during the year for the benefit of a named executive officer.

In accordance with SEC regulations, we report use of corporate aircraft by our executive officers as a perquisite or other personal benefit unless it is “integrally and directly related” to the performance of the executive’s duties. SEC rules require us to report this and other perquisites at our aggregate incremental cost.

2006 SUMMARY COMPENSATION TABLE

						Change in
						Pension
						Value and
					Non-Equity	Nonqualified
					Incentive	Deferred
			Stock	Option	Plan	Compensation	All Other
		Salary	Awards	Awards	Compensation	Earnings	Compensation
Name and Principal Position	Year	($)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	Total ($)

L. Phillip Humann	2006	$1,000,000	$501,137	$791,774	$2,257,905	$2,969,973	$164,715	$7,685,503
Chief Executive Officer(1)
James M. Wells III	2006	$795,833	$8,983	$485,751	$1,355,579	$2,962,122	$147,225	$5,755,493
President and Chief Operating Officer(1)
William R. Reed, Jr.	2006	$590,400	$0	$231,868	$788,072	$392,606	$26,744	$2,029,691
Vice Chairman
Mark A. Chancy	2006	$445,833	$51,049	$357,052	$578,867	$103,416	$50,465	$1,586,682
Corporate Executive Vice President and Chief Financial Officer
William H. Rogers, Jr.	2006	$422,300	$100,093	$257,867	$579,848	$327,498	$34,821	$1,722,427
Corporate Executive Vice President

(1)	Mr. Humann served as our CEO from March, 1998 until December 31, 2006. Effective January 1, 2007, he became our Executive Chairman. Mr. Wells served as our President and Chief Operating Officer from December 9, 2004 until December 31, 2006. Effective January 1, 2007, he became our President and Chief Executive Officer.

(2)	Includes amounts for grants made in 2003 and 2004 to the extent the vesting period for such grants fell in 2006. Also includes amortization of expense related to performance stock grants made to Mr. Humann and Mr. Rogers prior to 1998. Please refer to footnote 16 to our financial statements for a discussion of the assumptions related to the calculation of such value.

(3)	Includes stock options granted in 2003, 2004, 2005 and 2006 to the extent the vesting period for such grants fell in 2006. Option awards granted February 14, 2006 were valued at $16.57/share in accordance with FAS 123(R). Please refer to footnote 16 to our financial statements for a discussion of the assumptions related to the calculation of such value.

(4)	Includes the following MIP payouts for the performance period ending in 2006: Mr. Humann, $[ ]; Mr. Wells, $[ ]; Mr. Reed, $[ ]; Mr. Chancy, $[ ]; and Mr. Rogers, $[ ]. Includes the following PUP payouts for the performance cycle ending in 2006: Mr. Humann, $515,760; Mr. Wells, $343,840; Mr. Reed, $232,092; Mr. Chancy, $159,026; and Mr. Rogers, $257,880.

(5)	The amounts we report in this column include the following for each named executive officer (1) change in pension value: Mr. Humann, $2,969,973; Mr. Wells, $2,855,401; Mr. Reed, $392,606; Mr. Chancy, $103,416; and Mr. Rogers, $327,498; and (2) above-market earnings on deferred compensation: Mr. Wells, $106,721.

(6)	The amount shown as “all other compensation” includes the following perquisites and personal benefits:

	Financial		Club		Supplemental	Tax
Name	Planning	Airplane(A)	Membership	401(k) Match(B)	Disability	Gross-ups(C)	Other(D)

L. Phillip Humann	$10,650	$14,301	$25,269	$92,060	$10,455	$11,620	$360
James M. Wells III	$5,525	$0	$4,970	$64,191	$6,931	$4,244	$61,363
William R. Reed, Jr.	$4,850	$0	$0	$17,600	$410	$3,524	$360
Mark A. Chancy	$5,350	$9,064	$8,837	$17,600	$4,849	$4,765	$0
William H. Rogers, Jr.	$0	$0	$11,460	$17,600	$5,158	$244	$360

(A)	In accordance with SEC regulations, we report use of corporate aircraft by our executive officers as a perquisite or other personal benefit unless it either is generally available on a non-discriminatory basis to all employees, or unless it is “integrally and directly related” to the performance of the executive’s duties. The amounts we report are consistent with this standard. Most of these costs reflect our cost to transport a named executive officer’s spouse or other guest when accompanying the officer on a business trip. SEC rules require us to report such use at SunTrust’s aggregate incremental cost. We estimate our aggregate incremental cost to be equal to our average incremental operating costs, which includes items such as fuel; maintenance; landing fees; trip-related permits; trip-related hangar costs; trip-related catering, meals and supplies; crew expenses during layovers; and any other expenses incurred or accrued based on the number of hours flown. We use this method because we believe, on average, it fairly approximates our incremental cost and because it ensures that some “cost” is allocated to each passenger on each trip. However, it may overstate our actual incremental cost in situations where the Company’s aircraft would have flown on such trip for business purposes anyway and space would have been available at little or no “incremental” cost to transport the executive or his or her guest who was not traveling for business purposes.

(B)	The amount shown includes our matching contributions to the 401(k) Plan and 401(k) Excess Plan.

(C)	Mr. Humann’s gross-ups include $244 for home security, $4,172 for airplane, $7,204 for financial planning; Mr. Wells’ gross-ups include $244 for home security, $263 for airplane, and $3,737 for financial planning; Mr. Reed’s gross-ups include $244 for home security and $3,280 for financial planning; Mr. Chancy’s gross-ups include $3,619 for financial planning and $1,146 for airplane; and Mr. Rogers’ gross-up includes $244 for home security.

(D)	The amount shown for Mr. Wells includes $61,003 related to a substitute payment for foregone premiums on a terminated split dollar life insurance policy.

2006 GRANTS OF PLAN-BASED AWARDS

In this table, we provide information concerning each grant of an award made to a named executive officer in the most recently completed fiscal year. This includes PUP, MIP, and stock option awards under the SunTrust Banks, Inc. 2004 Stock Plan, each of which are discussed in greater detail in this Proxy Statement under the caption, “Compensation Discussion and Analysis.” The threshold, target and maximum columns reflect the range of estimated payouts under the MIP and PUP. In the 7th and 8th columns, we report the number of shares of common stock underlying options granted in the fiscal year and corresponding per-share exercise prices. In all cases, the exercise price was equal to the closing market price of our common stock on the date of grant. Finally, in the 9th column, we report the aggregate FAS 123(R) value of all awards made in 2006; in contrast to how we present amounts in the Summary Compensation Table, we report such figures here without apportioning such amount over the service or vesting period.

						All Other
						Option
						Awards:
						Number of	Exercise
			Estimated Future Payouts Under			Securities	Price of	Grant Date
		Equity	Non-Equity Incentive Plan Awards			Underlying	Option	Fair Value
	Award	Award	Threshold	Target	Maximum	Options	Awards	of Option
Name	Type	Grant Date	($)	($)	($)	(#)	($/sh)	Awards

L. Phillip Humann	PUP(1)		$1,170,000	$2,340,000	$4,680,000
	MIP(2)		$925,000	$1,850,000	$2,775,000
	Options(3)	2/14/2006				163,000	$71.03	$2,700,910
James M. Wells III	PUP(1)		$750,000	$1,500,000	$3,000,000
	MIP(2)		$537,187	$1,074,375	$1,611,562
	Options(3)	2/14/2006				100,000	$71.03	$1,657,000
William R. Reed, Jr.	PUP(1)		$492,300	$984,600	$1,969,200
	MIP(2)		$295,200	$590,400	$885,600
	Options(3)	2/14/2006				47,734	$71.03	$790,952
Mark A. Chancy	PUP(1)		$450,000	$900,000	$1,800,000
	MIP(2)		$222,917	$445,833	$668,750
	Options(3)	2/14/2006				45,000	$71.03	$745,650
William H. Rogers, Jr.	PUP(1)		$265,500	$531,000	$1,062,000
	MIP(2)		$168,920	$337,840	$506,760
	Options(3)	2/14/2006				32,000	$71.03	$530,240

(1)	Grant information relates to the Performance Unit Plan for the 2006 — 2008 cycle payable in 2009.

(2)	Grant information relates to the Management Incentive Plan for 2006.

(3)	Granted under the SunTrust Banks, Inc. 2004 Stock Plan. The stock options granted to the named executive officers in 2006 have a 10-year term and vest 3 years after the date of grant. Stock options have no express performance criteria other than continued employment (with limited exceptions for termination of employment due to death, disability, retirement, reduction-in-force and change in control). However, options have an implicit performance criterion because the options have no value to the executive unless and until our stock price exceeds the exercise price.

OPTION EXERCISES AND STOCK VESTED IN 2006

The following table provides information concerning exercises of stock options and similar instruments, and vesting of stock, including restricted stock and similar instruments, during the most recently completed fiscal year for each of the named executive officers on an aggregated basis. In some cases, this includes the vesting of performance stock which vested in the most recently completed fiscal year but which was granted as long as 15 years ago. The table reports the number of securities for which the options were exercised; the aggregate dollar value realized upon exercise of options; the number of shares of stock that have vested; and the aggregate dollar value realized upon vesting of stock.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise(1)	Acquired on Vesting	on Vesting(2)
Name	(#)	($)	(#)	($)

L. Phillip Humann			36,630	$2,769,884
James M. Wells III	40,416	$1,540,424	4,420	$311,389
William R. Reed, Jr.
Mark A. Chancy			1,110	$78,200
William H. Rogers, Jr.			17,760	$1,251,192

(1)	We computed the dollar amount realized upon exercise by multiplying the number of shares times the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(2)	We computed the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2006

The following table provides information concerning unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer outstanding as of the end of our most recently completed fiscal year. Each outstanding award is represented by a separate row which indicates the number of securities underlying the award, including awards that have been transferred other than for value (if any).

For option awards, the table discloses the exercise price and the expiration date. For stock awards, the table provides the total number of shares of stock that have not vested and the aggregate market value of shares of stock that have not vested.

We computed the market value of stock awards by multiplying the closing market price of our stock at the end of the most recently completed fiscal year by the number of shares or units of stock or the amount of equity incentive plan awards, respectively.

Performance Stock.  In prior years, we granted performance stock to provide executives greater ownership in SunTrust and to align their interests with those of the shareholders. We last granted performance stock in 1998 and no longer grant performance stock to senior executives. In this table, we report only prior performance stock grants which have not yet vested. We report vested or pre-vested performance stock in the Deferred Compensation Table because by its terms, the executive cannot forfeit vested or pre-vested performance stock.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2006

	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities			Number of		Market Value
	Underlying	Underlying			Shares or		of Shares or
	Unexercised	Unexercised	Option	Option	Units of Stock		Units of Stock
	Options	Options(1)	Exercise	Expiration	that have not		that Have not
Name	(#) Exercisable	(#)Unexercisable	Price ($)	Date	Vested (#)(2)		Vested ($)(3)

L. Phillip Humann	75,000	0	$73.0625	11/09/2009
	150,000	0	$51.1250	11/14/2010
	150,000	0	$64.5700	11/13/2011
	150,000	0	$54.2800	02/11/2013
	0	150,000	$73.1900	02/10/2014
	0	97,000	$73.1400	02/08/2015
	0	163,000	$71.0300	02/14/2016
					150,000		$12,667,500
James M. Wells III	28,128	0	$54.3900	01/22/2008
	90,000	0	$76.5000	12/31/2008
	15,000	0	$73.0625	11/09/2009
	40,000	0	$50.5000	03/06/2010
	50,000	0	$51.1250	11/14/2010
	75,000	0	$64.5700	11/13/2011
	100,000	0	$54.2800	02/11/2013
	0	100,000	$73.1900	02/10/2014
	0	60,000	$73.1400	02/08/2015
	0	100,000	$71.0300	02/14/2016
William R. Reed, Jr.	12,383	0	$35.8400	01/14/2009
	49,530	0	$31.9300	07/05/2010
	19,168	0	$49.9700	01/16/2011
	38,076	0	$52.0900	01/15/2012
	26,416	0	$48.3300	01/14/2013
	49,926	0	$56.1700	01/21/2014
	0	100,000	$71.2400	10/01/2014
	0	47,734	$71.0300	02/14/2016
Mark A. Chancy	6,893	0	$68.8700	07/27/2011
	2,500	0	$64.5700	11/13/2011
	10,000	0	$54.2800	02/11/2013
	0	10,000	$73.1900	02/10/2014
	0	40,000	$73.1400	02/08/2015
	0	45,000	$71.0300	02/14/2016
					2,000	(4)	$168,900

	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities			Number of	Market Value
	Underlying	Underlying			Shares or	of Shares or
	Unexercised	Unexercised	Option	Option	Units of Stock	Units of Stock
	Options	Options(1)	Exercise	Expiration	that have not	that Have not
Name	(#) Exercisable	(#)Unexercisable	Price ($)	Date	Vested (#)(2)	Vested ($)(3)

William H. Rogers, Jr.	6,000	0	$73.0625	11/09/2009
	10,000	0	$51.1250	11/14/2010
	15,000	0	$64.5700	11/13/2011
	15,000	0	$54.2800	02/11/2013
	0	18,000	$73.1900	02/10/2014
	0	18,000	$73.1400	02/08/2015
	0	32,000	$71.0300	02/14/2016
					20,000	$1,689,000

(1)	Vesting dates of unvested option awards are as follows: Mr. Humann — 150,000 on 2/10/2007, 97,000 on 2/8/2008, and 163,000 on 2/14/2009; Mr. Wells — 100,000 on 2/10/2007, 60,000 on 2/8/2008, and 100,000 on 2/14/2009; Mr. Reed — 100,000 on 10/1/2007, and 47,734 on 2/14/2009; Mr. Chancy — 10,000 on 2/10/2007, 40,000 on 2/8/2008, and 45,000 on 2/14/2009; and Mr. Rogers — 18,000 on 2/10/2007, 18,000 on 2/8/2008, and 32,000 on 2/14/2009.

(2)	Mr. Humann’s unvested performance stock is due to be distributed as follows: 30,000 shares distributed on 1/22/2007, 16,000 shares distributed on 3/09/2008, remaining 104,000 shares to be distributed on 11/08/2009 (his 64th birthday). Mr. Rogers’ unvested performance awards are to be distributed as follows: 2,400 shares on 3/09/2008, 2,400 shares on 2/24/2010, 2,400 shares on 9/05/2010, 2,400 shares on 2/09/2011, 2,400 shares on 8/22/2011, 2,000 shares on 6/20/2012, 2,000 shares on 9/16/2012, 2,000 shares on 3/06/2013, and 2,000 shares on 7/14/2013.

(3)	Based on closing market price on Friday, December 29, 2006 of $84.45 per share.

(4)	Grant made to Mr. Chancy February 10, 2004 which vested and was distributed on February 10, 2007.

2006 PENSION BENEFITS TABLE

The following table provides information with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement. This includes tax-qualified defined benefit plans and supplemental executive retirement plans, but does not include defined contribution plans (whether tax qualified or not).

Values reflect the actuarial present value of the named executive officer’s accumulated benefit under the plan, computed as of December 31, 2006. In making such calculation, we assumed that the retirement age will be the normal retirement age as defined in the plan, or if not so defined, the earliest time at which a participant may retire under the plan without any benefit reduction due to age.

Our defined benefit plans are designed to work together so that, on an aggregated basis with Social Security benefits, they will provide targeted levels of benefits to our named executive officers. For Messrs. Humann and Wells, the targeted amount is 60% of average earnings (base pay plus MIP and PUP computed as the highest 3 out of the last 10 years). The targeted amount for the other named executives is 2% of average earnings (base pay plus MIP) computed as the highest 3 out of the last 10 years, times years of service up to 25 years, to produce a targeted benefit of 50% with 25 years of service.

As a general rule, we do not grant extra years of service under our qualified or nonqualified plans. Exceptions may occur, however, in the case of mergers and acquisitions. We usually credit acquired employees for their prior service with their predecessor employer for purposes of vesting and eligibility to participate in our plans. We do not, however, normally credit prior service for purposes of benefit accrual, especially for pension purposes and retiree health, except where a merged or acquired company maintained a plan substantially similar to a SunTrust plan. In that case, we may grant prior service credit with an offset of the other plan benefit or, otherwise, we may apportion service to each benefit formula under which it is earned. Pursuant to our CIC Agreements, we provide additional age and service credit to our executives upon a change in control followed by the termination of the executive without cause or by the executive for good reason. Age and service in nonqualified and welfare plans are increased by the length of the executive’s protection period, which is either 2 or 3 years following the change in control date. In addition, our SERP provides that upon a participant’s termination of employment for good reason or without cause following our change in control, the additional age and service recognized by any individual agreement will be used in calculating the SERP benefit or, if greater, for a SERP Tier 1 participant, the lesser of 36 full calendar months or the number of months between the date of termination and age 65. In addition, automatic vesting occurs for the Tier 2 SERP participants who are not yet vested.

SunTrust Retirement Plan

The SunTrust Retirement Plan is a defined benefit pension plan. It is a tax-qualified, broad-based plan generally available to all regular, full-time employees (with some exceptions). Participation is automatic and begins on January 1 or July 1 after an eligible employee completes 1 year of service.

The Retirement Plan formula calculates the benefit in the form of a single life annuity beginning at age 65 payable for the participant’s lifetime. The benefit formula uses final average pay (the highest 5 out of 10 years of base pay) times years of service multiplied by specific percentages as shown in the formulas that follow.

Benefit Formulas:  The Retirement Plan has 2 primary benefit formulas. First, for a participant first employed on or after 7/1/1990, the following formula applies: 1.2% times final average base pay times years of service credited before 2/1/2003, plus 1.0% times final average base pay times years of service credited after 1/31/2003. Second, for a participant first employed before 7/1/1990, the following formula applies: accrued benefit under the prior benefit formula as of 12/31/1988 plus 0.4% times average base pay for 1988 times years of service prior to 1989 (maximum 30 years) plus 1.5% times final average base pay times years of service after 12/31/88 and before 2/1/2003 plus 1.25% times final average pay times years of service after 1/31/2003. Other formulas may be applicable due to mergers and acquisitions.

The Retirement Plan benefit becomes non-forfeitable (i.e., 100% vested) when the participant completes 5 years of service. Normal retirement age is age 65 or, if later, completion of 5 years of service. The normal form of benefit is a single life annuity for an unmarried participant and a joint and 50% survivor annuity for a married participant. A participant may elect other annuity forms of payment, including a joint and 100% survivor annuity, and, with the spouse’s written consent, if applicable, a 10-year or 20-year certain and continuous annuity, a Social Security leveling option, or if a participant began participation before 1988, a single lump sum payment. The single life annuity provides the largest monthly payment to the participant, although payments under this option stop at the participant’s death. The lump sum amount is calculated as the present value of the age 65 single life annuity, reduced for early commencement, based on the Plan’s 1994 Group Annuity Reserving (Unisex Version) mortality table and interest rate of 4.85%.

Messrs. Humann and Wells are eligible for early retirement under the SunTrust Retirement Plan based on their years of service and age. Early retirement benefits may begin as soon as the first day of the month on or after a participant attains age 55 and completes 5 years of vesting service. Payments made before age 65 (or, age 60 if hired prior to 7/1/1990) are reduced by 5% per year to account for the longer period over which payments are expected to be made.

Mr. Wells’ benefit under the SunTrust Retirement Plan is calculated under a different benefit formula because he was a participant in the Crestar Retirement Plan when SunTrust acquired Crestar Financial Corporation in December, 1998. The Crestar Retirement Plan was merged into the SunTrust Retirement Plan at the beginning of 2000 and Mr. Wells’ benefit as a Rule of 60 grandfathered participant under the SunTrust Retirement Plan is calculated as the larger of the amounts calculated under the following 2 formulas:

(1) Formula 1 — All Crestar formula: Crestar plan formula with Crestar Plan’s early retirement factors (6% reduction for each year of commencement before age 65 (or, age 60 if age plus service is greater than or equal to 85) for the 1.15% and .5% components of the formula, and based on an IRS table for the .65% component of the formula) and pay definition (generally, W-2 compensation with add-backs for deferrals and certain pre-tax contributions): 1.15% times average pay times years of service up to 25 plus .5% times average pay times years of service over 25 plus .65% times average pay exceeding covered pay (in IRS tables) times years of service up to 25. The result is multiplied by the ratio of service at retirement to expected service at Normal Retirement. “Average pay” is the average of the participant’s highest pay as defined above in a 60 consecutive month period.

(2) Formula 2 — Crestar plus SunTrust formulas: Crestar plan formula (as stated above in (1) applied through 12/31/1999) plus a past service booster (0.4% times final average pay as defined in (1) above at 12/31/1999 times years of service at 12/31/1999 up to 30), plus SunTrust benefit formula for employees hired on or after 7/1/1990 (see above).

Mr. Wells’ benefit payment options are the same as those provided under the SunTrust Retirement Plan except that he is not eligible for a lump sum payment.

Mr. Reed is not eligible to earn a benefit under the SunTrust Retirement Plan because he has already reached his maximum benefit level, which is the 2001 IRC Section 415 benefit limit, set forth in the NCF Retirement Plan and continued in the SunTrust Retirement Plan. Therefore, his benefit under the SunTrust Retirement Plan is reflected as zero in the Pension Table. Mr. Reed still retains his vested accrued benefit under the National Commerce Financial Corporation Retirement Plan (the “NCF Plan”), a pension equity plan that SunTrust currently maintains as a separate plan. The NCF Plan was “frozen” (i.e., no additional benefit accruals) at December 31, 2004 and will provide Mr. Reed a lump sum payment of $1,220,477 at age 65, assuming that his compensation does not substantially change. Mr. Reed’s benefit in the NCF Plan was grandfathered in 1996 when the Plan originally converted from a traditional final average pay plan to a pension equity plan. The formula used to calculate his benefit is based on the National Commerce Bancorporation Retirement Plan’s provisions and is stated as the greater of (a) 1.65% times final average earnings times all service through 12/31/04 times pay limit in 1994 or (b) 1.35% times final average earnings times all service through 12/31/04. Final average earnings are based on a total pay definition.

ERISA Excess Plan

All of the named executives participate in SunTrust’s ERISA Excess Plan. The purpose of this nonqualified plan is to provide benefits that would have been provided under the SunTrust Retirement Plan if the Internal Revenue Code did not place annual limits on compensation and benefits. Participation in this plan is limited to executives at certain grade levels who are designated as eligible by the Compensation Committee.

The ERISA Excess Plan generally operates, and benefits are calculated in the same manner, as under the SunTrust Retirement Plan using actual service and base salary (but limited to 2 times the annual compensation limit under the Internal Revenue Code, which is 2 times $220,000, resulting in a limit of $440,000 for 2006 and $450,000 for 2007). The ERISA Excess Plan benefit is reduced by the amount payable under the SunTrust Retirement Plan. The ERISA Excess pay limit does not apply to Messrs. Humann and Wells.

Participants vest in their ERISA Excess Plan at the same time as in the Retirement Plan (5 years of service). Benefits are paid on the later of the date a participant terminates employment or the first date a participant becomes eligible for early retirement under the SunTrust Retirement Plan (age 55). Benefits are reduced for early retirement in the same manner as benefits are reduced under the SunTrust Retirement Plan. Payment of benefits accrued and vested after 2004 may be delayed for up to 6 months after a participant’s termination of employment because of restrictions under Internal Revenue Code Section 409A. Payment is made in a lump sum, although a participant may elect any optional payment form available under the Retirement Plan, provided that Section 409A timing requirements are met.

Death benefits are provided to a vested participant’s named beneficiary when the participant dies before benefit commencement. Payment is made in a lump sum, which is actuarially equivalent to the survivor portion of a joint and 50% annuity (a joint and 100% annuity for executives who began participating before August 13, 1996), calculated as though the participant had retired immediately prior to death. Payment is made as soon as practicable after the later of the date the participant would have reached age 55 or the date of the participant’s death.

SunTrust SERP

The SunTrust Supplemental Executive Retirement Plan (“SERP”) is designed to provide a targeted level of post-retirement income to a highly select group of key executives who have a significant impact on the long-term growth and profitability of the Company. The SERP benefit supplements the retirement benefits provided under the SunTrust Retirement Plan and the ERISA Excess Plan. The SERP is intended to enable the Company to deliver more competitive levels of total retirement income to our executives and to aid in the recruitment and retention of critical executive talent. The Compensation Committee selects participants and designates each as a Tier 1 (closed to new participants) or Tier 2 participant. All 5 named executive officers are SERP participants.

The SERP provides 2 basic target amounts. Both Tier 1 and 2 formulas use average compensation, which is the average of the highest 3 full calendar years of pay out of the last 10 full calendar years. The Tier 1 target benefit is an annual payment at age 65 in the form of a single life annuity equal to 60% of the participant’s average compensation. Annual compensation for a Tier 1 participant is equal to base salary (including salary deferrals and other pre-tax reductions) plus cash bonuses under MIP and PUP earned for the year (without regard to deferral or whether payment is made in the first quarter of the following year). For 2003 only, the PUP amount was replaced with the value at vesting of the 2/11/2003 restricted stock award. Beginning with PUP awards paid in 2008, a cap is placed on the amount of PUP award included in SERP earnings.

The Tier 2 target benefit is an annual payment at age 65 in the form of a single life annuity equal to 50% of the participant’s average compensation at 25 years of service. The Tier 2 target benefit is based on the following formula: 2% times years of service (up to 25 years) times average compensation. Annual compensation for Tier 1 and Tier 2 participants are the same except that PUP is excluded for a Tier 2 participant.

We do not intend for the Retirement Plan, ERISA Excess Plan or the SERP to provide duplicate benefits. Consequently, we reduce the SERP target amount for both Tier 1 and Tier 2 participants by the amount of benefits payable under the SunTrust Retirement Plan, the ERISA Excess Plan, Social Security benefits, and benefits payable under any other executive arrangement (such as an acquired entity’s qualified and nonqualified pension benefits).

The SERP benefit becomes 100% vested when the participant completes 10 years of service and reaches age 60. It also vests upon the participant’s death, if death occurs before benefits commence. The Compensation Committee may establish special vesting dates. On February 10, 1998, the Compensation Committee designated 4 participants, including Mr. Humann, to become 100% vested in their SERP benefits on February 10, 2000. Mr. Wells was designated to become 100% vested in his SERP benefit as of January 1, 2001. Age 60 is the earliest age at which a participant may receive unreduced benefits. Payments of benefits accrued and vested after 2004 may be delayed for up to 6 months after a participant’s termination of employment because of restrictions under Internal Revenue Code Section 409A. Payment is made in a lump sum, although a participant may elect any optional payment form available under the Retirement Plan, provided that Section 409A timing requirements are met.

Mr. Wells previously participated in the Crestar SERP, and by agreement with SunTrust after the Crestar merger he is entitled to receive the greater of the benefit calculated under the Crestar SERP formula on the benefit calculated under the SunTrust SERP formula. The formula for Mr. Wells’ Crestar SERP benefit is 50% of average compensation (highest 3 years of base salary plus bonus earned for the year) multiplied by the ratio of years of service as of the retirement date (limited to 20 years) to 20. Early retirement benefits, payable as early as age 55, are reduced by 5% per year for each year the benefit commencement date precedes normal retirement (age 60). All participants became vested in their benefits as a result of the merger with SunTrust. If Mr. Wells receives the Crestar SERP formula, he will receive a joint and 50% annuity unless he chooses another form of annuity available under the SunTrust Retirement Plan; he may not receive a lump sum payment. Projections that have been done recently provide a larger benefit under the SunTrust Tier I SERP.

Mr. Reed currently has a benefit under the National Commerce Financial Corporation Supplemental Executive Retirement Plan (the “NCF SERP”), which is payable at age 65. The earliest date for an unreduced payment is age 60. The benefit formula for Mr. Reed is calculated as 1.85% times final average monthly compensation times his years of service after August 1, 2000 (up to 35 years) minus 0.5% of his maximum monthly covered compensation (based on IRS tables) times his years of service after August 1, 2000 (up to 35 years), plus 1.35% times final average monthly compensation times his years of service after August 1, 2000 that are in excess of 35 years. This benefit is paid as a 10 year certain life annuity unless another form is chosen by the participant. Final average earnings is determined using a total pay definition. The net NCF SERP benefit for Mr. Reed is then offset by the increase since August 1, 2000 in the monthly normal retirement benefit under the NCF Retirement Plan, expressed in the form of a 10 year certain and life annuity. Mr. Reed has elected to receive his benefit under the NCF SERP in a lump sum payment.

Pension benefits are payable at their earliest retirement date (age 55 with 5 years of service) from the SunTrust Retirement Plan. The NCF Retirement Plan is payable at termination. The form of payment for the SunTrust Retirement Plan is an annuity, and for those participating prior to 1987, a lump sum is also available; the Crestar Retirement Plan did not have a lump sum option and, therefore, former Crestar Retirement Plan participants may elect only annuities for their grandfathered Crestar benefits, although the NCF Retirement Plan is payable in the form of a lump sum or an annuity. The SunTrust ERISA Excess Plan is payable at age 55 with 5 years of service in the form of a lump sum or an annuity option is also available if the election is made in accordance with Section 409A rules. The SunTrust SERP is payable at age 60 with 10 years of service in the form of lump sum or an annuity option is also available if the election is made in accordance with Section 409A rules. The benefit under the Crestar SERP is payable at age 55 with 10 years of service in the form of a single life annuity, and other optional annuity forms are available if elected by the year end prior to retirement date. The NCF SERP is payable at termination of employment. The normal form of payment is a 50% Joint and Survivor Annuity for married participants, and a lump sum is available if elected in accordance with Section 409A rules. Payments to our executive officers from nonqualified plans may be delayed up to 6 months to comply with Section 409A rules.

2006 PENSION BENEFITS TABLE

			Present Value of	Payments
		Number of Years	Accumulated	During Last
		Credited Service(1)	Benefit(2)	Fiscal Year
Name	Plan Name	(#)	($)	($)

L. Phillip Humann	SunTrust Retirement Plan	37.417	1,562,283	0
	SunTrust ERISA Excess Plan	37.417	2,624,752	0
	SunTrust Tier 1 SERP	37.417	19,280,066	0
James M. Wells III	SunTrust Retirement Plan	38.417	1,155,133	0
	SunTrust ERISA Excess Plan	38.417	6,677,136
	SunTrust Tier 1 SERP	38.417	7,328,644	0
William R. Reed, Jr.	NCF Retirement Plan	35.083	1,238,426	0
	NCF SERP	4.417	348,755	0
	SunTrust ERISA Excess Plan	2.0	141,835	0
	SunTrust Tier 2 SERP	6.417	493,591	0
Mark A. Chancy	SunTrust Retirement Plan	5.5	35,071	0
	SunTrust ERISA Excess Plan	5.5	19,683	0
	SunTrust Tier 2 SERP	5.5	132,588	0
William H. Rogers, Jr.	SunTrust Retirement Plan	26.5	442,215	0
	SunTrust ERISA Excess Plan	26.5	206,614	0
	SunTrust Tier 2 SERP	26.5	1,666,829	0

(1)	Mr. Reed became a SunTrust employee on October 1, 2004, the date NCF merged into SunTrust. Mr. Reed’s service for the NCF Retirement Plan reflects all of his service through December 31, 2004 with his overall qualified plan benefit limited to the 2001 Internal Revenue Code Section 415 limit, which resulted in Mr. Reed being ineligible for service credit under the SunTrust Retirement Plan. He received a lump sum payment of his NCF SERP benefit in 2000, and both the NCF SERP and the NCF Retirement Plan were frozen as of December 31, 2004; therefore, his service for the NCF SERP is only from August 1, 2000 to December 31, 2004. He became eligible for the ERISA Excess Plan on January 1, 2005, reflecting only 2 years of service as of

December 31, 2006. The SunTrust SERP includes all service since August 1, 2000, but is offset by the benefit under the NCF SERP. The ERISA Excess Plan reflects only Mr. Reed’s service with SunTrust.

(2)	Present values are based on the same assumptions as used in the 2006 year-end financial statement except that no pre-retirement mortality is assumed. Tier 1 SERP values are based on a lump sum rate of 2.75% and the 1971 TP forecast mortality table. Tier 2 SERP, Excess Plan, and NCF SERP values are based on a lump sum rate of 4.85% and the 1994 Group Annuity Reserving table (unisex). If eligible for a lump sum from the retirement plan (SunTrust or NCF), the same interest and mortality assumption is used; if not eligible for a lump sum, the retirement plan’s mortality table (RP 2000 with 65%/35% blending of white collar/no collar tables, males with mortality improvements projected to 2006) and a discount rate of (5.95%) is used.

Benefits are assumed to commence at the earliest unreduced retirement age, or the current age if later. For Tier 1 SERP, the earliest unreduced retirement age is 60 (Messrs. Humann and Wells). For Tier 2 SERP, the earliest unreduced retirement age is either 65 (Messrs. Chancy and Reed) or 60 (Rogers), depending on the date of hire or acquisition by SunTrust. Likewise, for the ERISA Excess Plan and SunTrust Retirement Plan, the earliest unreduced retirement age is either 65 (Mr. Chancy) or 60 (Messrs. Rogers and Humann). As a former Crestar participant in the SunTrust Retirement Plan, Mr. Wells’ earliest unreduced retirement age is 60. The earliest retirement age with unreduced benefits for Mr. Reed in the NCF SERP and NCF Retirement Plan is age 60. Benefits paid prior to these ages are discounted with interest only using the plan’s discount rate in the 2006 year-end financial statement: 5.95% for the SunTrust Retirement Plan and Excess Plan; 5.80% for the NCF Retirement Plan and NCF SERP, and 5.85% for the SunTrust SERP, both Tier 1 and Tier 2.

2006 NONQUALIFIED DEFERRED COMPENSATION TABLE

Our Deferred Compensation Plan allows participants to defer all or 50% of their MIP or PUP awards. We do not contribute to this plan. A hypothetical account is established for each participant and the participant elects investment funds from a broad range of options, which generally are the same funds available to 401(k) Excess Plan participants. Earnings and losses on each account are determined based on the performance of the investment funds selected by the participant. The normal form of payment is a lump sum, payable in the first quarter of the year following a participant’s termination of employment. Installment distributions may be elected provided the participant complies with the election and timing rules of Section 409A. Hardship withdrawals are allowed for an extreme financial hardship, subject to the approval of the Deferral Plan Committee, the administrator for this Plan.

Both the 401(k) Excess Plan and the 401(k) Plan allow deferrals, in whole percentages, from 1% to 20% of eligible pay. Generally, eligible pay for purposes of both plans means basic earnings (hourly or salary) plus overtime, shift differential, vacation pay and certain bonuses, including MIP. The 401(k) Excess Plan does not allow deferrals until the executive reaches the maximum deferral under the qualified 401(k) Plan ($15,000 in 2006, increasing to $15,500 in 2007) and then deferrals under the 401(k) Excess Plan continue in the same percentage as under the qualified 401(k) Plan. Earnings on 401(k) Excess Plan accounts are determined by the performance of investments selected by participants. Most of the investment funds available in the 401(k) Plan are also available in the 401(k) Excess Plan except that we record all investments as phantom units in recordkeeping accounts in the 401(k) Excess Plan. The 401(k) Excess Plan also contains frozen accounts attributable to similar plans previously maintained by SunTrust and Crestar. Amounts in frozen accounts and in matching accounts that are invested in phantom shares of SunTrust common stock may not be moved to other funds. Benefits may be distributed to active employees only in the event of a hardship and only for amounts earned and vested before 2005, which are then subject to a forfeiture penalty of 10% of the distribution. Benefits are also distributable in the first quarter of the calendar year following retirement, death or other termination of employment.

The following table provides information with respect to each nonqualified deferred compensation plan that is a defined contribution plan, also called an individual account plan. The amounts shown include compensation earned and deferred in prior years, and earnings on, or distributions of, such amounts.

The column “Executive Contributions in Last FY” indicates the aggregate amount contributed to such plans by each named executive officer during 2006.

The column “Registrant Contributions in Last FY” indicates our aggregate contributions on behalf of each named executive officer during 2006. Generally, our only contributions to nonqualified deferred compensation plans are our matching contributions to the 401(k) Excess Plan. We also make match contributions to the qualified 401(k) plan, but that plan is tax qualified and, therefore, we do not include our contributions to it in this table. We include our matches to both plans in the “All Other Compensation” column of the Summary Compensation Table, above.

The column “Aggregate Earnings in Last FY” indicates the total dollar amount of interest or other earnings accrued during 2006, including interest and dividends paid both above and at market rates. Such amounts include dividend payments on vested performance stock and on restricted stock. We pay such amounts to compensate the executive for the deferral, and we do not consider the payment of interest and other earnings at market rates to be compensation. We report such amounts as compensation in the Summary Compensation Table above only to the extent such earnings were paid at above-market rates, and such amounts are shown in a footnote to that table.

The column “Aggregate Withdrawals/ Distributions” reports the aggregate dollar amount of all withdrawals by and distributions to the executive during our last fiscal year. In some cases, this includes the release of performance stock which was granted up to 15 years earlier (such stock is distributed upon the earlier of 15 years from grant or the executive’s 64th birthday). Generally, neither the Withdrawals/Distribution column nor the Aggregate Balance columns represent compensation with respect to our most recently completed fiscal year. The amounts for Mr. Humann and Mr. Rogers in the column “Aggregate Withdrawals/ Distributions” include certain shares of performance stock which were granted 15 years ago and which were distributed to them in 2006. The particular awards required both our share price to exceed specified amounts and the executive to remain employed by SunTrust for 15 years.

The column “Aggregate Balance at Last FYE” reports the total balance of the executive’s account as December 31, 2006. Other outstanding grants of such 15-year performance stock that are not forfeitable are also included in the amounts for Mr. Rogers in the column “Aggregate Balance at Last FYE”. The amount shown for Mr. Humann also includes 50,000 shares of vested restricted stock granted in 1989 which will be distributed to him on his 65th birthday.

The amounts in this table include prior grants of performance stock to the extent such grants have vested or were pre-vested and therefore are no longer forfeitable by the executive. “Pre-vested” refers to performance stock which was granted with both time and performance conditions, and for which we accelerated the vesting of the time condition.

2006 NONQUALIFIED DEFERRED COMPENSATION TABLE

	Executive	Registrant	Aggregate	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Withdrawals/		Balance at
	in Last FY(1)	in Last FY(2)	in Last FY(3)	Distributions		Last FYE(4)
Name	($)	($)	($)	($)		($)

L. Phillip Humann	$445,298	$83,260	$456,593	$6,817,700	(5)	$6,701,795
James M. Wells III	$305,956	$55,391	$566,457	$0		$5,623,851
William R. Reed, Jr.	$327,233	$8,800	$224,726	$192,032	(6)	$2,145,467
Mark A. Chancy	$73,000	$8,800	$27,953	$0		$274,345
William H. Rogers, Jr.	$51,000	$8,800	$34,999	$973,504	(7)	$517,569

(1)	Includes the following amounts which we also report in the Summary Compensation Table for the most recently completed fiscal year (which generally reflect the executives’ contribution to the 401(k) Excess Plan); Mr. Humann — $445,298; Mr. Wells — $305,956; Mr. Reed — $73,000; Mr. Chancy — $73,000; and Mr. Rogers — $51,000.

(2)	Includes the following amounts which we also report in the Summary Compensation Table for the most recently completed fiscal year (which reflect our matching contributions to the 401(k) Excess Plan but not to the qualified 401(k) Plan): Mr. Humann — $83,260; Mr. Wells — $55,391; and each of Messrs. Reed, Chancy and Rogers — $8,800.

(3)	Includes the following amounts which we also report in the Summary Compensation Table for the most recently completed fiscal year: Mr. Wells — $106,721; each of Messrs. Humann, Reed, Chancy and Rogers — $0.

(4)	Includes the following amounts which we also report in the Summary Compensation Table for the most recently completed fiscal year or in any prior year: Mr. Humann — $[ ] Mr. Wells — $[ ] Mr. Reed — $[ ] Mr. Chancy — $[ ] and Mr. Rogers — $[ ].

(5)	Amount for Mr. Humann includes gains related to the distribution of early vested performance stock and dividends paid on early vested performance stock and vested restricted stock. On February 5, 2006, we distributed 30,000 shares of performance stock which we had granted in 1991, which prevested in 2000, and which resulted in a gain of $2,110,200. On March 26, 2006, we distributed 30,000 shares of performance stock which we had granted in 1991, which prevested in 2000, and which resulted in a gain of $2,237,400. On July 9, 2006, we distributed 30,000 shares of performance stock which we had granted in 1991, which prevested in 2000, and which resulted in a gain of $2,293,200. We paid an aggregate of $176,900 in dividends on early vested performance stock and vested restricted stock.

(6)	Amount for Mr. Reed includes withdrawals/distributions from the NCF Deferred Compensation Plan — Directors Account of $13,088.87 and from the NCF Deferred Compensation Plan — Regular Account of $178,942.89.

(7)	Amount for Mr. Rogers includes gains related to the distribution of early vested performance stock and dividends paid on early vested performance stock. On February 5, 2006, a distribution was made for performance stock granted in 1991, prevested in 2000, for 3,200 shares which resulted in a gain of $225,088. On March 26, 2006, a distribution was made for performance stock granted in 1991, prevested in 2000, for 3,200 shares which resulted in a gain of $238,656. On July 9, 2006, a distribution was made for performance stock granted in 1991, prevested in 2000, for 3,200 shares which resulted in a gain of $244,608. On September 17, 2006, a distribution was made for performance stock granted in 1991, prevested in 2000, for 3,200 shares which resulted in a gain of $245,632. The dividends paid on early vested performance stock and vested restricted stock totaled $19,520.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table summarize the estimated payments to be made under each contract, agreement, plan or arrangement which provides for payments to a named executive officer at, following, or in connection with any termination of employment including by resignation, retirement, disability or a constructive termination of a named executive officer, or our change in control or a change in the named executive officer’s responsibilities. However, in accordance with SEC regulations, we do not report any amount to be provided to a named executive officer under any arrangement which does not discriminate in scope, terms, or operation in favor of our executive officers and which are available generally to all salaried employees. Also, the following table does not repeat information disclosed above under the pension benefits table, the deferred compensation table, or the outstanding equity awards at fiscal year-end table, except to the extent that the amount payable to the named executive officer would be enhanced by the termination event.

For the purpose of the quantitative disclosure in the following table, and in accordance with SEC regulations, we have assumed that the termination took place on the last business day of our most recently completed fiscal year, and that the price per share of our common stock is the closing market price as of that date — $84.45.

Severance.  None of our named executive officers presently has an employment agreement which guarantees them employment for any period of time. Therefore, we would provide post-termination payments of salary or severance to any named executive officer only under our broad-based severance policy in the event of a reduction-in-force or other termination by us without cause or pursuant to a CIC Agreement.

Under the SunTrust Severance Pay Policy, which applies to all employees, we will pay to the named executive officers two weeks’ base salary and benefits base pay per year or partial year of service subject to minimum and maximum amounts that vary by grade level. For all named executive officers, the minimum severance is 26 weeks’ and the maximum severance is 52 weeks’ pay. We pay such amounts in anticipation of unemployment, and not as a reward for past service. Payment is triggered upon a reduction-in-force, job elimination, consolidation, merger, or re-organization (other than a change in control). Severance is paid as a lump sum, usually within 15 business days after termination. Payment of severance is conditioned upon, among other things, a release of claims against us by the executive, satisfactory performance, and willingness to be re-assigned.

We have entered into Change in Control Agreements (“CIC Agreements”) with members of senior management, including each of our named executive officers, pursuant to which we would pay certain salary benefits. We would make such payments only upon a change in control, and if the Company terminates an executive without “cause” or the executive resigns for “good reason.” We will pay an amount up to 3 times (2 times salary for certain officers) the sum of (1) highest annual base salary for the previous 12 months, (2) the greater of the projected target annual bonus to be paid under the MIP, the last MIP bonus paid to the executive, or the average MIP bonus paid to the executive over the preceding 3 years, and (3) average of the last 3 long-term incentive bonuses paid under the PUP. We would pay such amount in a lump sum within 30 days following the termination. In addition, upon such triggering event, all outstanding stock options vest immediately and all restrictions on restricted stock and performance stock lapse. We will also provide the executive with continuing coverage under our medical, dental and life insurance plans for 2 or 3 years following the change in control date. The CIC Agreements also require us to credit the executive with additional age and service, up to 3 years, which is relevant to computing other benefits, such as nonqualified pension benefits. Finally, the CIC Agreements require us to make a tax “gross-up” payment in the event any of the foregoing benefits subject the executive to the excise tax on excess parachute payments as determined under Sections 280G and 4999 of the Internal Revenue Code. All of such benefits are conditioned upon the executive providing us with a release of all claims and agreeing to non-competition, non-solicitation-of-customers and employees, non-disclosure, and non-disparagement restrictions for up to 3 years. Please also refer to the discussion of our CIC Agreements above at “Compensation Discussion and Analysis.”

Accelerated Vesting of Short-Term Incentives.  Our short-term incentive plan is the Management Incentive Plan, or MIP. MIP has an annual performance measurement period which ends on the last day of our fiscal year. SEC regulations require that we assume that the change in control occurs on the last day of our most recently completed fiscal year. As a result, MIP would pay out based on the achievement of MIP goals for the completed fiscal year, and we would not enhance such payment regardless of the circumstances of the termination of the executive.

Upon a change in control that occurred on a date other than the last day of our fiscal year, we would be obligated to make a pro rata payment to MIP participants for the partial year up to the date of a change in control. The amount we paid out under MIP for the most recently-completed fiscal year is shown in the Summary Compensation Table and additional information about MIP is provided above at “Compensation Discussion and Analysis” and “Grants of Plan-Based Awards.”

Accelerated Vesting of Long-Term Incentives.  Presently, we provide long-term incentives to our named executive officers through the Performance Unit Plan (PUP) and time-vested stock options. In the past, we have also granted performance stock and restricted stock, some of which remains outstanding. Please also refer to the discussion of our long-term incentives above at “Compensation Discussion and Analysis.”

Long-term Incentives — PUP.  Upon a change in control, we would make pro rata payments to PUP participants for the partial year up to the date of a change in control. However, for purposes of the disclosure in the table below, SEC regulations require that we assume such change in control occurs on the last day of our most recently completed fiscal year. That date coincides with the last date of the performance period under PUP for the 2004-2006 performance cycle. As a result of such assumption, We would make a full payment under the terms of PUP based on the achievement of PUP goals for the cycle ending December 31, 2006, and we would not enhance such amount as the result the executive’s termination. We report such amount in the Summary Compensation Table. For cycles ending on December 31, 2007 and December 31, 2008, we would be obligated to pay only a prorated amount based upon the number of days in each cycle that the participant worked. We would not enhance the PUP payments as the result of the executive’s termination. We report such pro rata amounts in the table below based on an assumed termination date of December 31, 2006 and assuming that performance targets are achieved at target levels, resulting in a payout at the target value of $30.00 per unit.

Long-term Incentives — Stock Options.  Unvested stock options vest upon the named executive officer’s retirement, death or disability, or upon our change in control and termination of the executive’s employment “without cause” or without “good reason.” Stock option grants made in 2004 and 2005 vest in full upon retirement and the grants made in 2006 vest pro rata based upon the number of days in the vesting timeframe that the employee was active. Upon any other termination, the executive forfeits his unvested stock options. We calculated the value of accelerated options by multiplying the number of shares times the difference between the closing price of our common stock on the last business day of the fiscal year and the exercise price of the options. Please refer to the section “Compensation Discussion and Analysis” for more information about our stock options.

Long-term Incentives — Restricted Stock.  Generally, we use stock options instead of restricted stock to compensate our named executive officers. Only 2 of our named executive officers, L. Phillip Humann and Mark Chancy, have restricted stock. Mr. Humann’s restricted stock has already vested and will be distributed to him on his 65th birthday. Accordingly, the table below does not reflect any enhancement as a result of the termination of his employment. Mr. Chancy’s restricted stock vests on the 3rd anniversary of the date of grant (February 10, 2007); accordingly, the table below reflects the accelerated vesting of this stock upon the named executive officer’s retirement, death or disability, or upon our change in control and our termination of the executive’s employment “without cause” or without “good reason.” An executive forfeits all undistributed shares upon the termination of the executive’s employment for all other reasons.

Long-term Incentives — Performance Stock.  Our outstanding awards of performance stock normally vest upon the earlier of the individual attaining age 64 or 15 years from the date the shares were awarded. Unvested shares of performance stock vest on an accelerated basis and are distributed to the executive upon the named executive officer’s death or disability, or upon our change in control. An executive forfeits all undistributed shares upon the termination of the executive’s employment for all other reasons, including retirement.

Retirement Plans.  Presently, employees become vested in their Retirement Plan and ERISA Excess Plan pension benefits after 5 years’ service, and they become vested in their SERP pension benefits at age 60 with 10 years’ service. Once vested, employees are entitled to pension benefits upon retirement. All of our named executive officers are vested in their Retirement Plan and ERISA Excess Plan pensions. These benefits are not enhanced based on the circumstances regarding termination. Messrs. Humann, Wells, and Reed are vested in their SERP pensions. The SERP benefits are not enhanced based on the circumstances regarding termination except in the event of our change in control or the executive’s long-term disability. The amount we report in the table below reflects only the enhancement to these benefits in such circumstance. We report additional information regarding our retirement plans above at “Compensation Discussion and Analysis” and at “Pension Benefits Table.”

If we terminate a named executive officer following a change in control, the named executive officer would become immediately vested in his SunTrust SERP. The benefit would be payable immediately in a lump sum. Since this benefit could be paid prior to age 60, the benefit is reduced 3% per year prior to age 60. Additionally, if we terminate a named executive officer following a change in control, he would be credited with an additional 2 or 3 years of age and service under the SERP (but not the SunTrust Retirement Plan or ERISA Excess Plan), and a 1-year average SERP pay rather than the normal 3-year average SERP pay is used in the SERP benefit formula. SERP participants are required to provide a full release of claims and agree to 18-month non-corporate and non-solicitation of customers, and 24-month non-disclosure and non-solicitation of employee’s restrictions before receiving their benefit. We report only the value of such accelerated vesting and additional service credit in the table below.

In the event that a named participant becomes disabled on a long-term basis, their employment by us would not necessarily terminate. Therefore, we do not disclose any amount in the table below. However, once disabled, the participant might continue to accrue age and service credit under these plans, and we report the net present value of such enhancements as of the end of our most recently-completed fiscal year in the footnotes to the table below.

Defined Contribution Plans.  We maintain 2 types of defined contribution nonqualified plans: the 40l (k) Excess Plan and the Deferred Compensation Plan, as well as similar plans we have inherited through mergers and acquisitions. Refer to “Compensation Discussion & Analysis” and “Nonqualified Deferred Compensation,” above. Because we would not enhance the benefits payable under any of these plans if the employment of one of our named executive officers terminates, we do not report any amount in respect of these plans in the table below.

Miscellaneous Benefits.  Under our CIC Agreements, which have a double trigger and which are discussed above at “Compensation Discussion and Analysis,” we are obligated to pay certain other benefits. This includes continuation of medical, dental and life insurance coverage for 2 or 3 years from the date of the change in control and certain tax gross-up payments. The conditions to our obligations under the CIC Agreements are discussed above. Except for these benefits payable after the double-trigger of our CIC Agreements is triggered, we have no obligation to continue any other perquisites after a named executive officer’s employment terminates.

							Involuntary or
			Involuntary				Good Reason
	Voluntary		Not for Cause		For Cause		Termination
Executive Benefits and Payments upon Termination	Termination		Termination		Termination		(CIC)		Death		Disability

L. Phillip Humann
Severance	$0		$1,000,000	(1)	$0		$8,550,000	(2)	$0		$0
Accelerated Vesting of Long-Term Incentives(3)	$5,482,022	(4)	$5,482,022	(4)	$0		$19,698,308	(5)	$19,698,308	(5)	$19,698,308	(5)
Retirement Plans(6)	$0		$0		$0		$6,268,183	(7)	$0		$0
Other Benefits and Tax Gross-Up(8)	$0		$0		$0		$13,259,046	(9)	$0		$0

James M. Wells III
Severance	$0		$800,000	(1)	$0		$5,640,000	(2)	$0		$0
Accelerated Vesting of Long-Term Incentives(3)	$3,494,689	(10)	$3,494,689	(10)	$0		$4,444,865	(11)	$4,444,865	(11)	$4,444,865	(11)
Retirement Plans(6)	$0		$0		$0		$4,262,761	(8)	$604,442	(12)	$0
Other Benefits and Tax Gross-Up(8)	$0		$0		$0		$6,855,066	(13)	$0		$0

William R. Reed, Jr.
Severance	$0		$593,280	(1)	$0		$3,559,680	(2)	$0		$0
Accelerated Vesting of Long-Term Incentives(3)	$1,995,261	(14)	$1,995,261	(14)	$0		$2,448,818	(15)	$2,448,818	(15)	$2,448,818	(15)
Retirement Plans(6)	$124,260	(16)	$124,260	(16)	$124,260	(16)	$1,533,103	(8)	$0		$124,260	(16)
Other Benefits and Tax Gross-Up(8)	$0		$0		$0		$1,381	(17)	$0		$0

Mark A. Chancy
Severance	$0		$311,538	(1)	$0		$2,700,000	(2)	$0		$0
Accelerated Vesting of Long-Term Incentives(3)	$0		$570,196	(18)	$0		$2,176,731	(19)	$2,176,731	(19)	$2,176,731	(19)
Retirement Plans(6)	$0		$0		$0		$833,894	(20)	$0		$0	(21)
Other Benefits and Tax Gross-Up(8)	$0		$0		$0		$2,106,265	(22)	$0		$0

William H. Rogers, Jr.
Severance	$0		$424,360	(1)	$0		$1,527,696	(2)	$0		$0
Accelerated Vesting of Long-Term Incentives(3)	$0		$448,951	(23)	$0		$3,251,327	(24)	$3,251,327	(24)	$3,251,327	(24)
Retirement Plans(6)	$0		$0		$0		$1,802,101	(25)	$0		$0	(26)
Other Benefits and Tax Gross-Up(8)	$0		$0		$0		$3,217,388	(27)	$0		$0

(1)	The SunTrust Severance Plan allows for two weeks base salary per year or partial year of service subject to minimum and maximum amounts that vary by grade level. A severance payment, if any, for the NEO’s is not enhanced above what any other employee would be due as a result of the termination occurrence.

(2)	Under the Change in Control (CIC) Agreement between the NEO and SunTrust Banks, Inc., upon the occurrence of a CIC, severance will consist of either three times or two times (depending on the terms of the CIC Agreement) the sum of the following items: (1) highest annual base salary for the previous 12 months,

(2) projected target annual bonus to be paid under the Management Incentive Plan, (3) average of the last three long-term incentive bonuses paid under the Performance Unit Plan (PUP).

(3)	The payment due the NEO, for certain termination triggers, related to SunTrust long term incentive programs (PUP, Stock Options, Restricted Stock and Performance Stock) is made based off of the specific terms and conditions associated with each plan.

(4)	Due to these separation occurrences, Mr. Humann is entitled to an incremental value of $5,482,022. This value represents payments under the PUP of cycles not completed as of December 31, 2006 of $2,057,278 and gains realized of $3,424,744 for unvested stock option grants as of December 31, 2006.

(5)	Due to these separation occurrences, Mr. Humann is entitled to an incremental value of $19,698,308. This value represents payments under the PUP of cycles not completed as of December 31, 2006 of $2,057,278; gains realized of $4,973,530 attributable to unvested stock options and unvested performance stock valued at $12,667,500 as of December 31, 2006 using the closing stock price of $84.45.

(6)	The NEO is not receiving any enhanced payments regarding their retirement plans as a result of the termination trigger. The amounts related to the retirement plans have been previously disclosed in the Pension Benefits and the Nonqualified Deferred Compensation Tables.

(7)	The NEO would be credited with an additional 3 years of age and service upon a CIC, and final average earnings (FAE) would be a 1-year average. CIC benefits are reduced from age 60, so no early commencement reduction would apply.

(8)	The NEO is not receiving any enhanced payments regarding their Other Benefits as a result of the termination trigger. The amounts related to Other Benefits include disability payments, benefit continuation payments under applicable CIC agreements, and Tax Gross-Ups under applicable CIC agreements.

(9)	Upon a CIC, Mr. Humann would receive a monthly benefit of $1,381 for the next 36 months for purposes of continued health and welfare benefits, and a tax gross-up payment of $13,257,665.

(10)	Due to these separation occurrences, Mr. Wells is entitled to an incremental value of $3,494,689. This value represents payments under the PUP of cycles not completed as of December 31, 2006 of $1,298,264 and gains realized of $2,196,425 attributable to unvested stock options as of December 31, 2006 using the closing stock price of $84.45.

(11)	Due to these separation occurrences, Mr. Wells is entitled to an incremental value of $4,444,865. This value represents payments under the PUP of cycles not completed as of December 31, 2006 of $1,298,265 and gains realized of $3,146,600 attributable to unvested stock options as of December 31, 2006 using the closing stock price of $84.45.

(12)	Mr. Wells’ named beneficiary is eligible for an incremental death benefit under the frozen Crestar Deferred Compensation Plan equal to $604,442.

(13)	Upon a CIC, Mr. Wells would receive a monthly benefit of $1,381 for the next 36 months for purposes of continued health and welfare benefits, and a tax gross-up payment of $6,853,685.

(14)	Due to these separation occurrences, Mr. Reed is entitled to an incremental value of $1,995,261. This value represents payments under the PUP of cycles not completed as of December 31, 2006 of $487,228 and gains realized of $1,508,033 attributable to unvested stock options as of December 31, 2006 using the closing stock price of $84.45.

(15)	Due to these separation occurrences, Mr. Reed is entitled to an incremental value of $2,448,818. This value represents payments under the PUP of cycles not completed as of December 31, 2006 of $487,228 and gains realized of $1,961,590 attributable to unvested stock options as of December 31, 2006 using the closing stock price of $84.45.

(16)	Had Mr. Reed terminated on December 31, 2006, he would have been eligible for immediate reduced early retirement from SERP in the amount of $124,260. Outside of this payment, he is not receiving any enhanced payments regarding his retirement plans as a result of the termination trigger.

(17)	Upon a CIC, Mr. Reed would receive a monthly benefit of $1,381 for the next 36 months for purposes of continued health and welfare benefits. Mr. Reed is not eligible for a tax gross-up.

(18)	Due to this separation occurrence, Mr. Chancy is entitled to an incremental value of $570,196 attributable to gains realized for unvested stock option grants as of December 31, 2006.

(19)	Due to these separation occurrences, Mr. Chancy is entitled to an incremental value of $2,176,731. This value represents payments under the PUP of cycles not completed as of December 31, 2006 of $838,931; gains realized of $1,168,900 attributable to unvested stock options and unvested restricted stock valued at $168,900 as of December 31, 2006 using the closing stock price of $84.45.

(20)	Mr. Chancy would be credited with an additional 3 years of age and service upon a CIC, and final average earnings (FAE) would be a 1-year average. The SERP benefit would commence immediately (with early retirement commencement reduction of 3% per year from age 60), but the Excess Plan benefit would be deferred to age 55.

(21)	Mr. Chancy is due to receive an incremental value related to retirement plan benefits of $1,151,787 due to service and earnings that are assumed to continue until age 65, when the benefit is assumed to commence. Outside of this payment, he is not receiving any enhanced payments regarding his retirement plans as a result of the termination trigger.

(22)	Upon a CIC, Mr. Chancy would receive a monthly benefit of $1,381 for the next 36 months for purposes of continued health and welfare benefits, and a tax gross-up payment of $2,104,884.

(23)	Due to this separation occurrence, Mr. Rogers is entitled to an incremental value of $448,951 attributable to gains realized for unvested stock option grants as of December 31, 2006.

(24)	Due to these separation occurrences, Mr. Rogers is entitled to an incremental value of $3,251,327. This value represents payments under the PUP of cycles not completed as of December 31, 2006 of $456,387, gains realized of $835,700 attributable to unvested stock options and unvested performance stock valued at $1,959,240 as of December 31, 2006 using the closing stock price of $84.45.

(25)	Mr. Rogers would be credited with an additional 2 years of age and service upon a CIC, and final average earnings (FAE) would be a 1-year average. The SERP benefit would commence immediately (with early retirement commencement reduction of 3% per year from age 60), but the Excess Plan benefit would be deferred to age 55.

(26)	Had Mr. Rogers become disabled on 12/31/2006, he would not have been eligible for a benefit to commence immediately. Instead, his benefit in the SERP and the Excess Plan would have continued to accrue until retirement, as late as age 65. At age 65, Mr. Rogers will be eligible to receive a total lump sum benefit from the SERP and Excess Plan equal to $2,853,547 based on current assumptions (discount rate of 4.85% and GAR94 unisex mortality).

(27)	Upon a CIC, Mr. Rogers would receive a monthly benefit of $1,381 for the next 24 months for purposes of continued health and welfare benefits, and a tax gross-up payment of $3,216,007.

PROPOSAL TO AMEND ARTICLES OF INCORPORATION REGARDING PREFERRED STOCK
(Item 2)

Presently, Article 5(b) of the Company’s Restated Articles of Incorporation (the “Current Articles”) provides the Company with authority to issue up to 50 million shares of Preferred Stock. The Current Articles generally allow the Board of Directors to set the rights and preferences of the Preferred Stock including the following:

•	The rate of dividends payable on shares of such series, the times of payment, and the date from which such dividends shall accumulate;

•	Whether shares of such series can be redeemed, the time or times when, and the price or prices at which shares of such series shall be redeemable, the redemption price, terms and conditions of redemption, and the purchase, retirement or sinking fund provisions, if any, for the purchase or redemption of such shares;

•	The amount payable on shares of such series and the rights of holders of such shares in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company;

•	The rights, if any, of the holders of shares to convert such shares into, or exchange such shares for, shares of Common Stock or shares of any other class or series of the Preferred Stock and the terms and conditions of such conversion or exchange; and

•	The rights, if any, of the holders of shares of such series to vote.

However, the Current Articles contain restrictions on the terms of the Preferred Stock that may be issued. The restrictions are in the nature of mandatory or minimum rights which must accompany any Preferred Stock issued by the Company. These mandatory, minimum rights required by the Current Articles for our Preferred Stock include:

•	Dividend Stopper. A requirement that no cash dividends may be paid on the Company’s Common Stock and that no shares of the Company ranking junior to the Preferred Stock may be redeemed or purchased by the Company in the event (a) any dividends on outstanding Preferred Stock are in arrears, or (b) the Company is in default to redeem shares of Preferred Stock called for redemption.

•	Cumulative Dividends. A requirement that dividends on all shares of Preferred Stock must be cumulative.

•	Liquidation Preference. A requirement that Preferred Stock have a liquidation preference over the Common Stock as determined by the Board of Directors.

On August 8, 2006, the Board of Directors approved a proposal to amend the Company’s Restated Articles of Incorporation to authorize the issuance by the Company of Preferred Stock with such preferences, limitations, and relative rights as may be determined by the Board of Directors from time to time before such Preferred Stock is issued, provided that the holders of shares of Preferred Stock will not be entitled to more than 1 vote per share. Importantly, the proposed amendment would eliminate the requirement to issue Preferred Stock with the mandatory, minimum rights described in the preceding paragraph. The proposed amendment is attached as Appendix A to this Proxy Statement and this discussion is qualified in its entirety by reference to Appendix A. The full text of Article 5(b) of the Restated Articles of Incorporation, as it is proposed to be amended, is set forth below:

5(b). The aggregate number of preferred shares (referred to in these Articles of Incorporation as “Preferred Stock”) which the Corporation shall have authority to issue is 50,000,000 with no par value per share. In accordance with the provisions of the Georgia Business Corporation Code, the Board of Directors may determine the preferences, limitations, and relative rights of (1) any Preferred Stock before the issuance of any shares of Preferred Stock and (2) one or more series of Preferred Stock, and designate the number of shares within that series, before the issuance of any shares of that series, provided that the holders of shares of Preferred Stock will not be entitled to more than one vote per share.

If the proposed amendment is approved, the Board of Directors will retain its ability to set the preferences, limitations, and relative rights of the Company’s Preferred Stock as set forth above. The amendment will provide the Board of Directors greater flexibility in setting those terms, including the ability to issue Preferred Stock which is not cumulative, or which does not include the sort of redemption prohibitions as currently required.

Article 5(b) of the Current Articles is disadvantageous to the Company and to the holders of the Company’s Common Stock because it reduces the Company’s ability to issue various types of preferred stock, such as non-cumulative preferred stock. This limits the Company’s capital structure and may prevent it from taking advantage of or receiving the full benefits of certain recently developed financing techniques. For example, various new types of hybrid capital instruments that receive favorable treatment by regulatory agencies and credit rating agencies have been developed; however, the Company can only take full advantage of these new instruments if the Company is able to issue non-cumulative preferred stock. Among other things, the proposed amendment will allow us to issue non-cumulative preferred stock in the future.

“Cumulative” preferred stock is preferred stock which entitles its holders to all dividends on such stock as declared by the Board of Directors, including dividends which were declared but which have not yet been paid. In contrast, non-cumulative preferred stock is preferred stock which entitles its holders to dividends on such stock as declared by the Board of Directors, but only to the extent paid by the Company; a holder of non-cumulative preferred stock is not entitled to a dividend which was declared but which remains unpaid. Because dividends paid to holders of Preferred Stock reduce the funds available to pay dividends to holders of common stock, it is advantageous to the holders of our common stock that the Company have the ability to issue non-cumulative preferred stock rather than be limited to issuing cumulative preferred stock. The amendment will give the Company the ability to issue non-cumulative Preferred Stock and eliminates a current competitive disadvantage of the Company in raising capital relative to its peers. In addition, while the Company’s outstanding Preferred Stock contains, and any additional Preferred Stock that is issued in the future would likely contain, a dividend stopper and liquidation preferences substantially similar to those contained in Article 5(b), the elimination of the requirement to include such terms provides the Company with greater flexibility to issue Preferred Stock with terms more favorable to its holders of Common Stock in the future.

In September, 2006 the Company issued 5,000 shares of Perpetual Preferred Stock, Series A. In addition, in October, 2006 the Company issued a hybrid security which requires the Company to issue 5,010 shares of Perpetual Preferred Stock, Series B in the future. Under the terms of the Current Articles, dividends on these 2 series of Preferred Stock are required to be cumulative. Upon effectiveness of the amendment, dividends on these series of Preferred Stock will become non-cumulative by the terms of these series of Preferred Stock.

The Board of Directors does not believe the amendment will have any anti-takeover effects, because the amendment does not increase the authorized number of shares of Preferred Stock above the 50 million shares presently authorized and because the amendment retains the present requirement that each share of Preferred Stock have no more than 1 vote per share of Preferred Stock.

The purpose of the amendment is to allow the Board of Directors maximum flexibility when determining the rights and preferences of Preferred Stock to be issued in the future, if any, and to cause the shares of Preferred Stock presently outstanding and the shares which we have committed to issue to become non-cumulative preferred stock. The Board of Directors believes that the amendment to eliminate mandatory rights and preferences for the Company’s Preferred Stock is advisable in order to give the Company additional flexibility. The affirmative vote of a majority of the outstanding shares is necessary to adopt the proposed amendment.

If approved, the proposed amendment to the Current Articles of Incorporation will become effective upon the filing of the Articles of Amendment to the Current Articles with the Secretary of State of the State of Georgia, which the Company would do promptly after the annual meeting.

For the reasons outlined above, the Board of Directors recommends that the shareholders vote FOR this proposal.

PROPOSAL THAT DIRECTORS BE ELECTED ANNUALLY
(Item 3)

The Board of Directors recommends that the Company’s Bylaws be amended to eliminate the classified structure of the Board and allow for the annual election of the directors. Article II, Section 2 of the Company’s Bylaws currently divides the Board into 3 classes of directors, each of which is elected for a 3-year term. This proposal would amend our Bylaws to provide that in future years, all directors would be elected each year at the annual meeting of shareholders. Current directors, including the directors elected at this Annual Meeting, would continue to serve for their elected terms. Thus, beginning with the annual meeting of shareholders in the year 2010, all directors would be elected annually. The proposed amendment is attached as Appendix B to this Proxy Statement and this discussion is qualified in its entirety by reference to Appendix B.

Under our Articles of Incorporation and Bylaws, adoption of this amendment requires the affirmative vote of holders of at least 75% of our issued and outstanding common stock.

Classified or staggered boards have been widely adopted and have a long history in corporate law. Classified boards have been viewed as a means of promoting stability and continuity of experience on a Board of Directors primarily because the majority of directors at any given time will have had at least 1 year of experience on the board, thus assisting a company in its long-term strategic planning efforts. Also, because it would take at least 2 elections for a potential acquiror to gain control of a classified board without the cooperation of the board, the existence of a classified structure may enhance shareholder value by making it more likely that a party seeking to gain control of a target company will engage in arm’s-length discussions with the target’s existing board instead of launching a proxy fight in an attempt to gain control of the board and take over the company.

However, many investors and others have come to view a classified board structure as having the effect of reducing the accountability of directors because classified boards limit the ability of shareholders to evaluate and elect all directors on an annual basis. The election of directors is the primary means for shareholders to influence corporate governance policies and to hold management accountable for the implementation of these policies. Opponents of classified boards also believe that they discourage takeover proposals and proxy contests that could have the effect of increasing shareholder value. In light of these views, a number of major corporations have determined that principles of good corporate governance dictate that all directors of a corporation should be elected annually.

The Board of Directors has considered the advantages and disadvantages of the classified board structure, and has unanimously voted to propose to the shareholders that the Company’s directors be elected annually. In reaching this determination, the Board of Directors concluded that the benefits of a classified board structure were outweighed by the following considerations:

•	The Board’s belief that providing the Company’s shareholders with the opportunity annually to register their views on the collective performance of the Board and on each director individually will further the Company’s goal of ensuring that its corporate governance policies conform to current best practices and maximize accountability to the shareholders;

•	The Board’s belief that, because there is no limit to the number of terms an individual may serve (other than an age limitation), the continuity and stability of the Board’s membership should not be materially affected by declassification of the Board of Directors;

•	The Board’s belief that, even though annual election of directors may enhance the ability of a third party to acquire control of the Company without engaging in arm’s-length discussions with the Board, there are other factors that reduce the likelihood that a third-party would be successful in taking over the Company without engaging in arm’s-length discussions with the Board; and

•	The support for annual elections of directors among our shareholders, as evidenced by the favorable vote of 56.1% of the votes cast or 38.7% of the outstanding shares in favor of a shareholder proposal calling of annual elections presented at the annual meeting held on April 18, 2006.

The Board of Directors recommends that the shareholders vote FOR this proposal.

SHAREHOLDER PROPOSAL REGARDING MAJORITY VOTING
FOR ELECTION OF DIRECTORS
(Item 4)

The Board of Directors recommends that you vote AGAINST this proposal for the following reasons.

In accordance with SEC regulations, we include the following shareholder proposal plus any supporting statement exactly as submitted by the proponent. The United Brotherhood of Carpenters Pension Fund has submitted documentation indicating that it is the beneficial owner of approximately 4,600 shares of our common stock. By mutual agreement, the following proposal will be presented at our annual meeting on their behalf:

Director Election Majority Vote Standard Proposal

Resolved:  That the shareholders of SunTrust Banks, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement:  In order to provide shareholders a meaningful role in director elections, our company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, an increasing number of companies, including, Intel, Dell, Motorola, Texas Instruments, Safeway, Home Depot, Gannett, and Supervalu, have adopted a majority vote standard in company by-laws. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance polices to address post-election issues related to the status of director nominees that fail to win election. Other companies have responded only partially to the call for change by simply adopting post-election director resignation policies that set procedures for addressing the status of direction nominees that receive more “withhold” votes than “for” votes. At the time of the submission of this proposal, our Company and its board has not taken either action.

We believe the critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard in Company governance documents. Our Company needs to join the growing list of companies that have taken this action. With a majority vote standard in place, the board can then consider action on developing post election procedures to address the status of directors that fail to win election. A combination of a majority vote standard and a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, while reserving for the board an important post-election role in determining the continued status of an unelected director. We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.

Statement of the Board of Directors:

The Board of Directors has carefully considered the proposal and for the reasons described below does not believe that it is in the best interests of the Company and its shareholders to amend the Company’s articles of incorporation to provide for the election of directors by a majority of the votes cast.

The Company currently elects its directors each year by a plurality voting standard. Under plurality voting, which is the predominant voting standard for public companies incorporated in Georgia and among all U.S. public companies, nominees who receive the most affirmative votes are elected to the Board. The plurality standard has served the Company well for many years. In fact, the Company is not aware of any instance in which plurality voting prevented the Company’s shareholders from either electing the directors they wanted to elect or otherwise expressing their dissatisfaction with any particular director or the Board as a whole. As a practical matter, all of the Directors have been elected by a vast majority of the shares over the past several years. In other words, this proposal would have had no impact on the outcomes of the elections of Directors over the past several years.

The Company is committed to strong corporate governance policies and practices, and the Board believes that this commitment is important to shareholders to ensure that the Company is governed and managed with the highest standards of responsibility, ethics and integrity. As part of that commitment, the Board has adopted a Policy on Majority Voting, included as Appendix C to this Proxy Statement. Under this policy, in an uncontested election of directors, any nominee who receives a greater number of votes withheld from his or her election than votes for his or her election will, within 5 days following the certification of the shareholder vote, tender his or her written resignation to the Chairman of the Board for consideration by the Governance and Nominating Committee. The Governance and Nominating Committee will consider the resignation and, within 45 days following the date of the shareholders’ meeting at which the election occurred, make a recommendation to the Board concerning the acceptance or rejection of the resignation. In determining its recommendation to the Board, the Governance and Nominating Committee will consider all factors deemed relevant, including the stated reason or reasons why shareholders who cast withhold votes for the director did so, the qualifications of the director, and whether the director’s resignation from the Board would be in the best interests of the Company and its shareholders. Under the policy, the Board is required to take formal action on the recommendation no later than 75 days following the date of the shareholders’ meeting, and will publicly disclose the Board’s decision within four business days after the decision is made.

The Board believes that this Majority Voting Policy accomplishes many or all of the benefits of a majority voting standard without the disadvantages of the majority voting standard contemplated by the proposal. For example, the proposal has the disadvantage of not addressing the unknown and potentially negative consequences of instituting a majority vote system at this time. It does not address what would occur if no candidate receives the requisite majority vote. The proposal does not address how or when the Company would fill any vacancy resulting from a resignation of a director who did not receiving the requisite majority vote. Such vacancies could be disruptive and interfere with the functioning of the Board of Directors. Also, any vacancies could leave the Company unable to meet New York Stock Exchange listing requirements relating to the independence and financial literacy of directors, or SEC requirements relating to audit committee financial experts.

A majority voting standard as set forth in the proposal also suffers from the disadvantage that it is inflexible under Georgia law. Georgia law requires that the voting standard (if not a plurality) be included in SunTrust’s articles of incorporation. If the board includes a majority voting standard in the articles of incorporation and, in the future, the Company determines that majority voting is no longer appropriate for SunTrust, then SunTrust would need to amend its Articles of Incorporation to restore the voting standard as it was before it was amended. This would require the approval of both the Board of Directors and a majority of the outstanding shares of common stock. Approval by the shareholders generally would require a meeting of shareholders which would be expensive and would incur some delay. In contrast, most Delaware corporations which have implemented majority voting have done so by establishing the majority voting standard in their bylaws, something which is permitted under Delaware law but not Georgia law. In fact, none of the companies named by the proponent are Georgia corporations, and none of them included the majority vote standard in their articles of incorporation as is required under Georgia law. Because the voting standard is contained in their bylaws, the boards of those companies could amend it quickly and inexpensively if the need arose. However, Georgia law requires a majority voting standard be included in the Company’s Articles of Incorporation, which would not allow SunTrust to change it quickly or inexpensively.

Moreover, the proposal’s majority voting scheme is inflexible in that it would always cause a director who does not receive a majority of the votes cast to become an “unelected director.” In contrast, the SunTrust Majority Voting Policy allows the Board of Directors to consider all factors and determine whether or not to accept a director’s resignation. Consideration of all relevant factors, rather than an inflexible approach, is particularly appropriate for SunTrust because our stock is listed on the New York Stock Exchange, and because such exchange requires us to have a majority of independent directors. Such a flexible approach might assist SunTrust in the event it faced multiple resignations or vacancies which might result in a failure by SunTrust to meet New York Stock Exchange listing requirements relating to the independence and financial literacy of directors, or SEC requirements relating to audit committee financial experts.

Additionally, there are many technical and legal issues involved in implementing a majority vote standard under current law. For example, if an incumbent director does not receive a majority vote, the individual is not automatically removed from the Board. Under current Georgia law and our Bylaws, such individual would continue in office until a successor is elected and qualified. Therefore, absent a resignation policy, a majority vote standard has little meaning. For this reason, the Board adopted the SunTrust Majority Voting Policy which requires a nominee who receives a greater number of votes withheld from his or her election than votes for his or her election to resign. It is this policy which has already been adopted by the board — and not the proposal — which accomplishes most or all of the benefits of majority voting, and this has already been implemented by SunTrust. Therefore, the Board of Directors believes that the SunTrust’s Majority Voting Policy accomplishes most or all of the benefits of majority voting.

A majority voting standard is currently being considered and evaluated by governmental authorities, stock exchanges, legal scholars and other experts, corporations and investors in an effort to determine whether adoption of the standard for U.S. public companies is a worthy and workable goal. No consensus has emerged on this issue yet. The Board is monitoring these developments and, if appropriate and in the best interest of the Company’s shareholders, will take further action to maintain its commitment to high standards of corporate governance.

Finally, the Board believes that the quality of the Company’s directors has a far greater impact on our governance than the voting standard used to elect them.

At this time, the Board believes that the proposed inflexible amendment to our articles of incorporation to institute majority voting, with its negative and unknown consequences, is not in the shareholders’ best interests. For these reasons, the Board believes that the policy already adopted is preferable to an amendment to the articles of incorporation and preserves the greatest degree of flexibility for future determinations by the Board as it continues to monitor developments concerning plurality and majority voting. The Board therefore recommends that shareholders vote against the proposal.

The Board of Directors recommends that the shareholders vote AGAINST this proposal.

RATIFICATION OF INDEPENDENT AUDITORS
(Item 5)

The Audit Committee has appointed Ernst and Young LLP as SunTrust’s independent auditors for 2007, subject to ratification by a majority of the shares represented at the Annual Meeting. PricewaterhouseCoopers served as SunTrust’s independent auditors for 2006. SunTrust’s auditors are appointed annually by the Audit Committee. The decision of the Audit Committee is based on a review of the qualifications, independence, past performance and quality controls of the auditor. The decision also takes into account the proposed audit scope, staffing and approach, including coordination of the external auditor’s efforts with SunTrust’s internal audit, as well as the estimated audit fees for the coming year. Ernst and Young is considered by management to be well qualified.

In view of the difficulty and expense involved in changing auditors on short notice, should the shareholders not ratify the selection of Ernst and Young LLP, it is contemplated that the appointment of Ernst and Young for the fiscal year ending December 31, 2007 will be permitted to stand unless the Board of Directors finds other compelling reasons for making a change. Disapproval by the shareholders will be considered a recommendation that the Board select other auditors for the following year.

Representatives of each of Ernst and Young LLP (our independent auditor for the current year) and PricewaterhouseCoopers LLP (our independent auditor for most recently completed fiscal year) are expected to be present at the Annual Meeting of Shareholders and will be given the opportunity to make a statement, if they desire, and to respond to appropriate questions.

Changes in Certifying Accountant

In connection with the 5 year engagement partner rotation rule of the Sarbanes-Oxley Act of 2002, the Audit Committee of the Board of Directors conducted a selection process related to its external independent auditor. On September 26, 2006, the Audit Committee selected Ernst and Young LLP to serve as the Company’s independent registered public accounting firm beginning with fiscal year 2007 and dismissed PricewaterhouseCoopers LLP as its independent registered public accounting firm effective upon PricewaterhouseCoopers LLP’s completion of its audit of the Company’s financial statements for the year ended December 31, 2006 and the filing by the Company of its 10-K for the year ended December 31, 2006. Ernst and Young LLP was selected from among a number of firms invited to submit proposals. The Company’s Audit Committee participated in and approved the decision to change its independent registered public accounting firm.

Regarding the Former Independent Auditor.  The audit reports of PricewaterhouseCoopers LLP on the Company’s consolidated financial statements for the fiscal years ended December 31, 2005 and 2006 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. The Audit Committee of the Board of Directors of the Company discussed the material weakness with PricewaterhouseCoopers LLP, and the Company authorized PricewaterhouseCoopers LLP to respond fully to the inquiries of a successor auditor concerning the subject matter of the material weakness.

During the 2 most recent fiscal years ended December 31, 2005 and 2006 and until we file our annual report on Form 10-K for the year ended December 31, 2006, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference thereto in their reports on the financial statements for such years. During the 2 most recent fiscal years ended December 31, 2005 and 2006 and through until we file our annual report on Form 10-K for the year ended December 31, 2006, there were no reportable events (as defined in Item 304(a)(1)(v) of SEC Regulation S-K).

On September 26, 2006, the Company requested that PricewaterhouseCoopers LLP furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements as of September 26, 2006. A copy of such letter, dated September 28, 2006, was filed as an exhibit to a Form 8-K filed by SunTrust on September 29, 2006.

Regarding the Newly-Engaged Independent Auditor.  During the Company’s 2 most recent fiscal years ended December 31, 2005, December 31, 2006, and through February 12, 2007, the Company did not consult with Ernst and Young LLP regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report was provided to the Company or oral advice was provided that Ernst and Young LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (2) any matter that was either the subject of a disagreement or reportable event as defined in Item 304(a)(1)(iv) and (v) of SEC Regulation S-K.

On February 14, 2007 the Company provided a copy of the foregoing disclosure to Ernst and Young LLP and provided Ernst and Young LLP with an opportunity to furnish a letter addressed to the Securities and Exchange Commission containing any new information, clarification of the Company’s expression of its views, or the respects in which it does not agree with the statements made by the Company. Ernst and Young LLP advised the Company that it reviewed the foregoing disclosures and had no basis on which to submit such a letter addressed to the Securities and Exchange Commission in response to Item 304 of SEC Regulation S-K.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2006 with management and the independent auditors for the year ended December 31, 2006, PricewaterhouseCoopers LLP. Management represented to the Audit Committee that SunTrust’s consolidated financial statements were prepared in accordance with GAAP, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The discussions with PricewaterhouseCoopers LLP also included the matters required by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed this information with PricewaterhouseCoopers LLP.

Based on the Audit Committee’s review of the representations of management and the report of PricewaterhouseCoopers LLP and the Audit Committee’s discussions with management and PricewaterhouseCoopers LLP, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in SunTrust’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission for the year ended December 31, 2006.

Submitted by the Audit Committee of SunTrust’s Board of Directors.

M. Douglas Ivester, Chairman	J. Hicks Lanier	Karen Hastie Williams
Jeffrey C. Crowe	Frank S. Royal, M.D.

AUDIT FEES AND RELATED MATTERS

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of SunTrust’s annual financial statements for the years ended December 31, 2005 and December 31, 2006, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

Year Ended December 31	2005	2006
	(In millions)

Audit Fees(1)	$4.77	$3.87
Audit Related Fees(2)	2.73	3.30
Tax Fees(3)	.25	.40
All Other Fees	—	—
Total	$7.75	$7.57	(4)

(1)	Audit Fees consist of fees billed for professional services rendered in connection with the audit of the annual consolidated financial statements of SunTrust, review of periodic reports and other documents filed with the SEC, including the quarterly financial statements included in Forms 10-Q, statutory audits or financial audits of subsidiaries, and services that are normally provided in connection with statutory or regulatory filings or engagements.

(2)	Audit Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of SunTrust’s financial statements. This category includes fees related to the performance of audits and attest services not required by statute or regulations, audits of SunTrust’s benefit plans, due diligence related to mergers, acquisitions and investments, and accounting consultations regarding the application of GAAP to proposed transactions and new products. This category does not include the following benefit plan and compliance fees charged by PricewaterhouseCoopers LLP and paid by the plans and not by SunTrust (not in millions): benefit plan audits for 2006, $295,370; benefit plan audits for 2005, $603,201; Form 5500 for 2006, $43,750; and Form 5500 for 2005, $46,400.

(3)	Tax Fees consist of the aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for tax compliance and return assistance (IRS, state and local), tax advice and tax planning.

(4)	Includes all fees known to us through December 31, 2006.

The Audit Committee has concluded the provision of the non-audit services listed above was compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Audit Committee Policy for Pre-approval of Independent Auditor Services

The Audit Committee of the Board of Directors is required to pre-approve all audit and non-audit services provided by SunTrust’s independent auditors in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee has established a policy regarding pre-approval of permissible audit, audit-related, tax and other services provided by the independent auditors, which services are periodically reviewed and revised by the Committee. Unless a type of service has received general pre-approval under the policy, the service will require specific approval by the Audit Committee. The policy also includes pre-approved fee levels for specified services, and any proposed service exceeding the established fee level must be specifically approved by the Committee.

STOCK OWNERSHIP OF CERTAIN PERSONS

Stock Ownership of Directors and Management

The following table sets forth the number and the percentage of shares of SunTrust common stock that were beneficially owned by the executive officers named in the Summary Compensation Table, by the directors and by all current directors and executive officers as a group, as of December 31, 2006. Also, as of December 31, 2006, none of our directors or executive officers own any of our preferred share depositary receipts.

	Amount and Nature of		Percent of
Name	Beneficial Ownership		Class(1)

Robert M. Beall, II	7,600		*
J. Hyatt Brown	59,600	(2)	*
Mark A. Chancy	34,682	(3)	*
Alston D. Correll	26,276	(4)	*
Jeffrey C. Crowe	4,800		*
Thomas C. Farnsworth, Jr.	514,979	(5)	*
Patricia C. Frist	10,174	(6)	*
Blake P. Garrett, Jr.	137,052	(7)	*
Thomas M. Garrott	1,377,467	(8)	*
David H. Hughes	57,840	(9)	*
L. Phillip Humann	1,225,486	(10)	*
E. Neville Isdell	5,000		*
M. Douglas Ivester	36,000	(11)	*
J. Hicks Lanier	71,881	(12)	*
G. Gilmer Minor, III	19,264		*
Larry L. Prince	489,090	(13)	*
William R. Reed, Jr.	380,131	(14)	*
William H. Rogers, Jr.	114,338	(15)	*
Frank S. Royal, M.D.	13,578	(16)	*
James M. Wells III	654,323	(17)	*
Karen Hastie Williams	3,900	(18)	*
Phail Wynn, Jr.	18,546	(19)	*
All Directors and Executive Officers as a Group (29 persons)	5,683,723		1.6%

*	Less than 1% of the outstanding shares of SunTrust common stock.

(1)	Outstanding shares represent the 354,896,385 shares of SunTrust common stock outstanding on December 31, 2006, plus an aggregate of 1,925,254 shares that are the subject of stock options exercisable within 60 days following such date, pursuant to SEC Rule 13d-3. Except as otherwise indicated, each director or executive officer possessed sole voting and investment power with respect to all shares set forth opposite his or her name.

(2)	Includes 6,000 shares that are the subject of exercisable stock options. Mr. Brown shares investment power with respect to 59,600 shares. Includes 50,000 shares which are pledged or held in a margin account.

(3)	Includes 602 shares held for the benefit of Mr. Chancy under SunTrust’s 401(k) Plan and 29,393 shares that are the subject of exercisable stock options. Includes 2,687 shares held in a margin account.

(4)	Includes 6,000 shares that are the subject of exercisable stock options.

(5)	Includes 6,166 shares that are the subject of exercisable stock options and 247 shares owned by Mr. Farnsworth’s spouse, who has sole voting and investment power over such shares. Includes 250,000 shares which are pledged or held in a margin account.

(6)	Includes 6,000 shares that are the subject of exercisable stock options and 74 shares owned by Mrs. Frist’s spouse, who has sole voting and investment power over such shares.

(7)	Includes 7,785 shares that are the subject of exercisable stock options. Includes 31 shares held in trust for the estate of Mr. Garrett’s father. Mr. Garrett shares voting and investment power with respect to 962 shares.

(8)	Includes 420,548 shares that are the subject of exercisable stock options. Mr. Garrott shares investment power and disclaims beneficial ownership of 214,880 shares held in trust for family members.

(9)	Includes 6,000 shares that are the subject of exercisable stock options.

(10)	Includes 30,929 shares held for the benefit of Mr. Humann under SunTrust’s 401(k) Plan, 50,000 shares of common stock equivalents granted in exchange for restricted stock, and 675,000 shares that are the subject of exercisable stock options. Mr. Humann has no voting power over 33,200 shares owned by his spouse and 24,682 shares held in trust for family members, and disclaims beneficial ownership of such shares.

(11)	Includes 6,000 shares that are the subject of exercisable stock options.

(12)	Includes 38,495 shares in a family foundation of which Mr. Lanier is Chairman. Mr. Lanier shares voting and investment power with respect to these shares. Also includes 10,668 shares held in trust for the estate of Mr. Lanier’s brother and 6,268 shares held in trust for his sister. Mr. Lanier disclaims beneficial ownership of these shares.

(13)	Includes 6,000 shares that are the subject of exercisable stock options and 480,000 shares held by a foundation of which Mr. Prince is a trustee and shares voting and investment power. Also includes 1,090 shares owned by Mr. Prince’s spouse, for which Mr. Prince disclaims beneficial ownership.

(14)	Includes 30,039 shares held for the benefit of Mr. Reed under SunTrust’s 401(k) Plan and 195,499 shares that are the subject of exercisable stock options. Includes 122,200 shares which are pledged or held in a margin account.

(15)	Includes 6,183 shares held for the benefit of Mr. Rogers under SunTrust’s 401(k) Plan, 64,000 shares that are the subject of exercisable stock options, 3,200 shares of common stock equivalents granted in exchange for restricted stock, and 60 shares held in a custodial account for the benefit of his minor children.

(16)	Includes 6,000 shares that are the subject of exercisable stock options.

(17)	Includes 996 shares held for the benefit of Mr. Wells under SunTrust’s 401(k) Plan and 498,128 shares that are the subject of exercisable stock options. Also includes 12,267 shares owned by Mr. Wells’ spouse, who has sole voting and investment power over such shares. Mr. Wells disclaims beneficial ownership of these shares.

(18)	Includes 2,000 shares that are the subject of exercisable stock options.

(19)	Includes 5,735 shares that are the subject of exercisable stock options.

Phantom Stock Ownership of Directors and Management

A number of SunTrust directors and executive officers participate in plans that are accounted for using phantom shares of SunTrust common stock. They have either received awards or deferred the receipt of fees payable to them, with their ultimate payout determined as if such awards or deferred fees had been invested in shares of SunTrust common stock. The Securities and Exchange Commission’s rules provide that phantom shares are not included in calculating beneficial ownership of SunTrust common stock, except in limited circumstances. SunTrust’s management considers the disclosure of phantom stock ownership to be relevant to investors, because the value of the payment ultimately received by the director or executive officer is directly tied to the performance of SunTrust common stock. Therefore, the following table sets forth the number of phantom shares of SunTrust common stock owned by the executive officers named in the Summary Compensation Table and by the directors who have phantom shares, as of December 31, 2006.

Phantom Shares
Name	Beneficially Owned

Mark A. Chancy(1)	170
Alston D. Correll(2)	10,687
Thomas C. Farnsworth, Jr.(3)	2,788
L. Phillip Humann(4)	10,980
E. Neville Isdell(5)	2,494
M. Douglas Ivester(6)	14,633
J. Hicks Lanier(7)	1,304
G. Gilmer Minor, III(8)	1,770
Larry L. Prince(9)	16,296
William R. Reed, Jr.(10)	1,381
Frank S. Royal, M.D.(11)	2,035
William H. Rogers, Jr.(12)	352
James M. Wells III(13)	2,162
Karen Hastie Williams(14)	4,264

(1)	Phantom shares credited under SunTrust’s 401(k) Excess Plan.

(2)	Phantom shares credited under the SunTrust Directors Deferred Compensation Plan.

(3)	Phantom shares credited under the SunTrust Directors Deferred Compensation Plan.

(4)	Phantom shares credited under SunTrust’s 401(k) Excess Plan.

(5)	Restricted stock units granted under the SunTrust 2004 Stock Plan.

(6)	Includes 10,835 phantom shares credited under the SunTrust Directors Deferred Compensation Plan and 3,798 restricted stock units granted under the SunTrust 2004 Stock Plan.

(7)	Restricted stock units granted under the SunTrust 2004 Stock Plan.

(8)	Phantom shares credited under the Crestar Financial Corporation Directors’ Equity Program.

(9)	Includes 12,498 phantom shares credited under the SunTrust Directors Deferred Compensation Plan and 3,798 restricted stock units granted under the SunTrust 2004 Stock Plan.

(10)	Includes 1,327 phantom shares credited under the NCF Deferred Compensation Plan and 54 phantom shares credited under SunTrust’s 401(k) Excess Plan.

(11)	Phantom shares credited under the Crestar Financial Corporation Directors’ Equity Program.

(12)	Phantom shares credited under SunTrust’s 401(k) Excess Plan.

(13)	Phantom shares credited under SunTrust’s 401(k) Excess Plan.

(14)	Includes 1,770 phantom shares credited under the Crestar Financial Corporation Directors’ Equity Program and 2,494 restricted stock units granted under the SunTrust 2004 Stock Plan.

Stock Ownership of Principal Shareholder

The following sets forth certain information concerning the only person known to us who may be considered a beneficial owner of more than 5% of the outstanding shares of SunTrust common stock as of December 31, 2006.

	Shares		Percent
Name and Address	Beneficially Owned		of Class

SunTrust Bank	27,632,225	(1)(2)	7.79%
303 Peachtree St., N.E
Atlanta, Georgia 30308

(1)	Shares shown were held by SunTrust Bank, a subsidiary of SunTrust, in various fiduciary or agency capacities. SunTrust Bank had sole voting power with respect to 12,445,473 of such shares and it shared voting power with respect to 390,521 of such shares, not including shares referred to in Note 2 below. SunTrust Bank had sole investment discretion with respect to 9,156,608 of the total shares set forth above and it shared investment power with respect to 3,766,043 of such shares, not including the shares referred to in Note 2 below. SunTrust and SunTrust Bank disclaim any beneficial interest in any of such shares.

(2)	Includes 13,724,113 shares held by SunTrust Bank as Trustee under SunTrust’s 401(k) Plan. Shares of SunTrust common stock allocated to a participant’s 401(k) Plan account are voted by the Trustee in accordance with instructions from such participant, and shares for which there are no instructions from participants are not voted.

Equity Compensation Plans

The following table provides information as of December 31, 2006 with respect to the shares of SunTrust common stock that may be issued under SunTrust’s existing equity compensation plans.

	(a)	(b)	(c)
			Number of Securities
	Number of Securities		Remaining Available for
	to be Issued Upon	Weighted Average	Future Issuance Under
	Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))

Equity Compensation Plans Approved by Shareholders(1)	18,680,710	$64.39	9,657,788	(2)(3)
Equity Compensation Plans Not Approved by Shareholders	0	0	0
Total	18,680,710	$64.39	9,657,788

(1)	Consists of the 1995 Stock Plan, the 2000 Stock Plan and the 2004 Stock Plan, as well as other plans assumed by SunTrust in connection with certain corporate mergers.

(2)	Includes shares available for future issuance under the 2004 Stock Plan. As of December 31, 2006, an aggregate of 9,657,788 shares of SunTrust common stock were available for issuance under the 2004 Stock Plan, of which up to 1,777,280 shares may, but need not, be granted as restricted stock. In addition, any shares of stock subject to an option which remain unissued after the cancellation, expiration or exchange of such option and any restricted shares which are forfeited shall again become available for use under the 2004 Stock Plan. There will be no further issuances under the 1986 Executive Stock Plan, the 1995 Stock Plan, the 2000 Stock Plan or any plans assumed through mergers.

(3)	There were additional grants of stock options under the 2004 Stock Plan in February 2007.

OTHER DIRECTOR AND EXECUTIVE OFFICER INFORMATION

Compensation Committee Interlocks and Insider Participation

Messrs. Correll, Hughes, Minor and Prince comprised the entire Compensation Committee during all of 2006. Each of them is an independent, outside director. None of them is a current or former officer or employee of SunTrust.

During 2006, SunTrust’s bank subsidiary engaged in customary banking transactions and had outstanding loans to certain of SunTrust’s directors, executive officers, members of the immediate families of certain directors and executive officers, and their associates. These loans were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to SunTrust. In the opinion of management, these loans do not involve more than the normal risk of collectibility or present other unfavorable features.

Transactions with Related Persons, Promoters, and Certain Control Persons

We generally consider credit relationships with directors and/or their affiliates to be immaterial and as not impairing the director’s independence so long as the terms of the credit relationship are similar to other comparable borrowers. We use the following guidelines to determine the impact of a credit relationship on a director’s independence. We presume that extensions of credit which comply with Federal Reserve Regulation O to be consistent with director independence. In other words, we do not consider normal, arms’-length credit relationships entered into in the ordinary course of business to negate a director’s independence.

Regulation O requires such loans to be made on substantially the same terms, including interest rates and collateral, and following credit-underwriting procedures that are no less stringent than those prevailing at the time for comparable transactions by SunTrust with other persons. Such loans also may not involve more than the normal risk of repayment or present other unfavorable features. Additionally, no event of default may have occurred (that is, such loans are not disclosed as non-accrual, past due, restructured, or potential problems). Our Board of Directors must review any credit to a director or his or her related interests that has become criticized in order to determine the impact that such classification has on the director’s independence.

In addition, we do not consider independent any director who is also an executive officer of a company to which we have extended credit unless such credit meets the substantive requirements of Regulation O. We also do not consider independent any director who is an executive officer of a company that makes payments to, or receives payments from, SunTrust for property or services in an amount which, in any fiscal year, is greater than 2% of such director’s company’s consolidated gross revenues.

In 2006, SunTrust paid approximately $190,000 in insurance brokerage fees to Brown & Brown, a publicly-held company that is more than 10%-owned by one of our directors, Mr. Hyatt Brown, and of which Mr. Brown serves as Chief Executive Officer. The insurance brokerage fees which we paid to Brown & Brown were the ordinary and customary fees for such services and related to the placement of several commercial property insurance programs. We chose to place this insurance through Brown & Brown because they are our customer and because we believe their efforts have reduced the amount of our insurance premiums. In 2007, we also expect to place some or all of our corporate property insurance through Brown & Brown, although the exact amount of the fees we expect to pay to Brown & Brown will depend on the amount of insurance they place for us and is not known at this time.

Policies and Procedures for Approval of Related Party Transactions

We recognize that related party transactions can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than our best interests and our shareholders. Therefore, our Board of Directors has adopted a formal, written policy with respect to related party transactions.

For the purpose of the policy, a “related party transaction” is a transaction in which we participate and in which any related party has a direct or indirect material interest, other than (1) transactions available to all employees or customers generally, (2) transactions involving less than $120,000 when aggregated with all similar transactions, or

(3) loans made by SunTrust Bank in the ordinary course of business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and not involving more than the normal risk of collectibility or presenting other unfavorable features.

Under the policy, any related party transaction must be reported to the General Counsel and may be consummated or may continue only (i) if the Governance Committee approves or ratifies such transaction and if the transaction is on terms comparable to those that could be obtained in arms’-length dealings with an unrelated third party, (ii) if the transaction involves compensation that has been approved by our Compensation Committee, or (iii) if the transaction has been approved by the disinterested members of the Board of Directors. The Governance Committee may approve or ratify the related party transaction only if the Committee determines that, under all of the circumstances, the transaction is in the best interests of SunTrust.

The current policy was formalized and adopted in February, 2007. All related party transactions since January 1, 2006 which were required to be reported in this Proxy Statement were approved by the either the Governance Committee or the Compensation Committee of the Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires SunTrust’s directors, executive officers and any persons who own more than 10% of SunTrust’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. To SunTrust’s knowledge, based solely on a review of the copies of such reports furnished to SunTrust and written representations that no other reports were required, all filing requirements under Section 16(a) were complied with during 2006, except for a single Form 4 filed by 1 of our directors, Mr. Thomas M. Garrott. The report was filed on February 24, 2006 to report a single grant of options made to him on February 14, 2006 and was filed late due to an administrative oversight on the part of SunTrust.

ADDITIONAL INFORMATION

Shareholder Nominations for Election to the Board

Any shareholder entitled to vote for the election of directors may make nominations for election to the Board. In accordance with our bylaws, nominations must specify the class (term) of directors to which each person is nominated, must be made in writing and must be delivered to or mailed to and received by SunTrust’s Corporate Secretary not earlier than 120 days and not later than 90 days prior to the scheduled date for the Annual Meeting of Shareholders. Next year’s meeting is scheduled for April 15, 2008, so shareholder nominations must be submitted not earlier than December 17, 2007 and not later than January 16, 2008. You must include the following information: (i) the name, age, business address and residence address of the proposed nominee; (ii) the principal occupation or employment of the proposed nominee and an explanation of how the proposed nominee meets the criteria used by SunTrust for the selection of directors as set forth in the subsection “Director Selection Process”; (iii) the total number of shares of SunTrust common stock that, to your knowledge, will be voted for the proposed nominee; (iv) the total number of shares of SunTrust common stock that, to your knowledge, are owned by the proposed nominee; (v) the signed consent of the proposed nominee to serve, if elected; (vi) your name and residence address; (vii) the number of shares of SunTrust common stock owned by you; and (viii) any other information relating to the proposed nominee that is required to be disclosed in solicitations for proxies for the election of directors under Regulation 14A of the Securities Exchange Act of 1934, as amended.

Shareholder Proposals for Next Year’s Meeting

Bylaw Provisions.  In accordance with SunTrust’s bylaws, a shareholder who desires to present a proposal for consideration at next year’s Annual Meeting must deliver the proposal to the address set forth below so that it is received no later than the close of business on January 16, 2008, and no earlier than December 17, 2007. The submission should include the proposal and a brief statement of the reasons for it, the name and address of the shareholder (as they appear in SunTrust’s stock transfer records), the number of SunTrust shares beneficially owned by the shareholder and a description of any material direct or indirect financial or other interest that the shareholder

(or any affiliate or associate) may have in the proposal. Proposals should be addressed to SunTrust Banks, Inc., Post Office Box 4418, Mail Code 643, Atlanta, Georgia 30302, Attention: Corporate Secretary.

Inclusion in Next Year’s Proxy Statement.  Notwithstanding the bylaw provisions, a shareholder who desires to have his or her proposal included in next year’s Proxy Statement must deliver the proposal to SunTrust’s principal executive offices (at the address noted above) no later than the close of business on November 10, 2007.

Presentation at Meeting.  For any proposal that is not submitted for inclusion in next year’s Proxy Statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s Annual Meeting, SEC rules generally permit management to vote proxies in its discretion (1) provided SunTrust advises shareholders in next year’s Proxy Statement about the nature of the matter and how management intends to vote on such matter, if SunTrust receives notice of the proposal before the close of business on January 24 2008; and (2) provided SunTrust advises shareholders in next year’s Proxy Statement that such proxy will confer such authority and if SunTrust does not receive notice of the proposal before the close of business on January 24 2008.

Record Date; Shares Outstanding

Each common shareholder of record at the close of business on February 27, 2007 is entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Each share of SunTrust common stock entitles the holder to one vote on any matter coming before a meeting of SunTrust shareholders, and our Perpetual Preferred Stock, Series A generally does not vote. On February 27, 2007, the record date for the Annual Meeting, there were [354,000,000] shares of SunTrust common stock outstanding.

Quorum and Voting

Quorum.  The presence, either in person or by proxy, of a majority of the shares entitled to vote constitutes a quorum at a meeting of the shareholders. Abstentions and broker non-votes will be counted as “shares present” in determining whether a quorum exists at the Annual Meeting.

Vote Required.  If a quorum is present, the vote of a plurality of the votes cast by the shares entitled to vote is necessary for the election of directors (Item 1). Under Georgia law, the proposals to amend the Articles of Incorporation of the Company regarding the rights and preferences of preferred stock (Item 2) requires the affirmative vote of holders of a majority of the Company’s issued and outstanding shares. Under the terms of the Company’s Articles of Incorporation and bylaws, the proposal to amend the bylaws to provide that directors be elected annually (Item 3) requires the affirmative vote of holders of at least 75% of the Company’s issued and outstanding shares. For the shareholder proposal to elect directors by majority vote (Item 4) and the ratification of the appointment of Ernst and Young LLP as independent auditors (Item 5), if a quorum is present, then the matter is approved if the votes cast favoring the action exceed the votes cast opposing the action.

Broker Non-Votes.  If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions.

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee has not received voting instructions from the beneficial owner and does not have discretionary voting power with respect to that item. Under New York Stock Exchange rules, brokers or other nominees may not exercise discretionary voting power on certain matters. Brokers or other nominees who are New York Stock Exchange members are expected to have discretionary voting power for the election of directors (Item 1), the proposal to amend the Articles of Incorporation of the Company regarding the rights and preferences of preferred stock (Item 2), the proposal to amend the bylaws to provide that directors be elected annually (Item 3), and for the ratification of Ernst and Young LLP as our independent auditors (Item 5), but are not expected to have discretionary voting authority with respect to the shareholder proposal to elect directors by majority vote (Item 4). As a result, if you do not provide specific voting instructions to your record holder, New York Stock Exchange rules will allow the record holder to vote the shares in its discretion on Item 1 (Election of Directors), Item 2 (Proposal to

amend articles of incorporation regarding preferred stock), Item 3 (Proposal That Directors Be Elected Annually), and Item 5 (Ratification of Independent Auditors), but not on Item 4 (Shareholder Proposal Regarding Majority Voting for Election of Directors), and your shares will be considered a “broker non-vote” on that proposal.

Effect of Abstentions and Broker Non-Votes.  If your shares are treated as a broker non-vote or abstention, your shares will be included in the number of shares represented for purposes of determining whether a quorum is present. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matters which the broker has not expressly voted. Thus, broker non-votes will not affect the outcome of the voting on Item 1 (Election of Directors), Item 2 (Proposal to amend articles of incorporation regarding preferred stock), Item 3 (Proposal That Directors Be Elected Annually) and Item 5 (Ratification of Independent Auditors) but will have the same effect as a negative vote on Item 4 (Shareholder Proposal Regarding Majority Voting for Election of Directors). Abstentions also are counted for purposes of determining the minimum number of affirmative votes required for approval of proposals and, accordingly, have the effect of a vote against those proposals. If a quorum is present, abstentions have no effect on the outcome of voting for directors.

Only shareholders of record on the record date, the close of business on February 27, 2007, will be entitled to ask questions at the Annual Meeting. If your shares are held in a brokerage account or by another nominee, you must obtain and bring to the Annual Meeting a proxy or other evidence of ownership from your broker or nominee giving you the right to vote such shares if you wish to ask a question.

Proxy Solicitation

SunTrust will bear the cost of soliciting proxies.  SunTrust has retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for a fee of $9,500 plus expenses. Proxies may also be solicited by SunTrust employees. Proxies may be solicited by mail and by telephone call.

Next Year’s Annual Meeting

Next year’s Annual Meeting of Shareholders of SunTrust will be held at 9:30 a.m. on Tuesday, April 15, 2008 in Suite 105 on the 1st floor of SunTrust Plaza Garden Offices, 303 Peachtree Center Avenue, Atlanta, Georgia.

Other Matters

The Board of Directors knows of no other matters which will be brought before this Annual Meeting. If other matters are properly introduced, the persons named in the enclosed proxy will vote on such matters as the Board recommends.

March 9, 2007.

APPENDIX A

PROPOSED AMENDMENT TO ARTICLE 5(b)
OF THE ARTICLES OF INCORPORATION OF SUNTRUST BANKS, INC.

The proposed amendments to Article 5(b) of the Company’s Articles of Incorporation have been marked by striking through the text to be deleted and underlining the text to be added:

(b). The aggregate number of preferred shares (referred to in these Articles of Incorporation as “Preferred Stock”) which the Corporation shall have authority to issue is 50,000,000 with no par value per share. In accordance with the provisions of the Georgia Business Corporation Code, the Board of Directors may determine the preferences, limitations, and relative rights of (1) any Preferred Stock before the issuance of any shares of Preferred Stock and (2) one or more series of Preferred Stock, and designate the number of shares within that series, before the issuance of any shares of that series, provided that the holders of shares of Preferred Stock will not be entitled to more than one vote per share. ~~The terms, preferences, limitations and relative rights of the Preferred Stock are as follows:~~

~~So long as any of the shares of the Preferred Stock are outstanding, no dividends (other than (i) dividends on Common Stock payable in Common Stock, (ii) dividends payable in stock junior to the Preferred Stock both as to dividends and upon liquidation, and (iii) cash in lieu of fractional shares in connections with any such dividend) shall be paid or declared, in cash or otherwise, nor shall any other distribution be made, on the Common Stock or on any other stock junior to the Preferred Stock as to dividends, unless (a) there shall be no arrearages in dividends on the Preferred Stock for any past dividend period and the full dividends for the current quarterly dividend period shall be paid or declared and funds set aside therefor, and (b) the Corporation shall not be in default on its obligation to redeem any of the shares of the Preferred Stock called for redemption. Subject to the foregoing provisions, such dividends as may be determined by the Board of Directors of the Corporation may be declared and paid from time to time on any stock or shares of the Corporation other than the Preferred Stock without any right of participation therein by the holders of shares of the Preferred Stock. Dividends on the Preferred Stock shall be cumulative. No interest shall be payable in respect of any dividend payment which may be in arrears. If at any time the Corporation shall fail to pay full cumulative dividends on any shares of the Preferred Stock, thereafter until such dividends shall have been paid or declared and set apart for payment, the Corporation shall not purchase, redeem or otherwise acquire for consideration any shares of any class of stock then outstanding and ranking on a parity with or junior to the Preferred Stock.~~

~~If there are any arrearages in dividends for any past dividend period on any series of the Preferred Stock or any other class or series of preferred stock ranking on a parity with the Preferred Stock as to dividends, or if the full dividend for the current quarterly dividend period shall not have been paid or declared and funds set aside therefor on all series of the Preferred Stock and all other classes and series of preferred stock ranking on a parity with the Preferred Stock as to dividends (to the extent that dividends on such other class or series of preferred stock are cumulative), any dividends paid or declared on the Preferred Stock or on any other class or series of preferred stock ranking on a parity with the Preferred Stock as to dividends shall be shared first ratably by the holders of the Preferred Stock and the holders of all such other classes and series of preferred stock ranking on a parity with the Preferred Stock as to dividends in proportion to such respective arrearages and unpaid and undeclared current cumulative dividends, and thereafter by the holders of shares of noncumulative classes and series of preferred stock ranking on a parity with the Preferred Stock as to dividends.~~

~~In the event of any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, after payment or provision for payment of debts and other liabilities of the Corporation and before any distribution to the holders of shares of Common Stock or any stock junior to the Preferred Stock as to the distribution of assets upon liquidation, the holders of each series of the Preferred Stock shall be entitled to receive out of the net assets of the Corporation an amount in cash for each share equal to the amount fixed and determined by the Board of Directors in the resolution providing for the issuance of the particular series of the Preferred Stock, plus an amount equal to all dividends accrued and unpaid on each such share of the Preferred Stock up to the date fixed for distribution, and no more. If the assets of the Corporation are insufficient to permit the payment of the full preferential amounts payable in such event to the holders of the Preferred Stock and any class or series of preferred~~

A-1

~~stock ranking on a parity with the Preferred Stock as to the distribution of assets upon liquidation, then the assets available for distribution to holders of shares of the Preferred Stock and such other classes and series of preferred stock ranking on a parity with the Preferred Stock as to the distribution of assets upon liquidation shall be distributed ratably to the holders of shares of each series of the Preferred Stock and such classes and series of preferred stock in proportion to the full preferential amounts payable on their respective shares upon liquidation. Neither the sale, conveyance, exchange or transfer of all or substantially all the property and assets of the Corporation, the consolidation or merger of the Corporation with or into any other corporation, nor the merger or consolidation of any other corporation into or with the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation.~~

~~The Board of Directors is expressly authorized at any time and from time to time to provide for the issuance of shares of the Preferred Stock in one or more series, with such voting powers, full or limited, but not to exceed one vote per share, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions, as shall be fixed and determined in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors, and as are not stated and expressed in these Articles of Incorporation or any amendment hereto, including (but without limiting the generality of the foregoing) the following:~~

~~(i) The distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by resolution of the Board of Directors;~~

~~(ii) The rate of dividends payable on shares of such series, the times of payment, and the date from which such dividends shall accumulate;~~

~~(iii) Whether shares of such series can be redeemed, the time or times when, and the price or prices at which shares of such series shall be redeemable, the redemption price, terms and conditions of redemption, and the purchase, retirement or sinking fund provisions, if any, for the purchase or redemption of such shares;~~

~~(iv) The amount payable on shares of such series and the rights of holders of such shares in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;~~

~~(v) The rights, if any, of the holders of shares of such to convert such shares into, or exchange such shares for, shares of Common Stock or shares of any other class or series of the Preferred Stock and the terms and conditions of such conversion or exchange; and~~

~~(vi) The rights, if any, of the holders of shares of such series to vote.~~

~~Except in respect of the relative rights and preferences that may be provided by the Board of Directors as hereinbefore provided, all shares of the Preferred Stock shall be of equal rank and shall be identical, and each share of a series shall be identical in all respects with the other shares of the same series, except as to the date, if any, from which dividends thereon shall accumulate.~~

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APPENDIX B

PROPOSED BYLAW AMENDMENT
ARTICLE II — DIRECTORS

Section 2.  Composition of the Board.

The proposed amendments to Article II, Section 2 of the Company’s Bylaws have been marked by striking through the text to be deleted and underlining the text to be added:

Section 2.  Composition of the Board.  The exact number of Directors constituting the Board of Directors of the Corporation shall be fixed from time to time solely by the Board of Directors by resolution. No decrease in the number of directors shall shorten the term of an incumbent Director. In the absence of the Board of Directors setting the number of Directors, the number shall be fifteen (15).~~The Directors of the Corporation shall be divided into three classes as established by the Board of Directors, as nearly equal in size as practicable. The term of each class shall be three (3) years~~. Each Director shall hold office for the term for which elected, which term shall end at the annual meeting of the shareholders, and until his successor has been elected and qualified, or until his earlier retirement, resignation, removal from office, or death. At the 2007 annual meeting of shareholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2010 annual meeting of shareholders; provided, however, that any Director whose term expires at the 2007 annual meeting of shareholders pursuant to Section 4 of Article II of these Bylaws shall be elected for a term expiring at the 2009 annual meeting; at the 2008 annual meeting of shareholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2009 annual meeting of shareholders; provided, however, that any Director whose term expires at the 2008 annual meeting of shareholders pursuant to Section 4 of Article II of these Bylaws shall be elected for a term expiring at the 2010 annual meeting; at the 2009 annual meeting of shareholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2010 annual meeting of shareholders; and at each annual meeting of shareholders thereafter, the directors shall be elected for terms expiring at the next annual meeting of shareholders.

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APPENDIX C

SUNTRUST BANKS, INC.

POLICY ON MAJORITY VOTING

In an uncontested election of Directors, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will, within five days following the certification of the shareholder vote, tender his or her written resignation to the Chairman of the Board for consideration by the Governance and Nominating Committee (the “Committee”). As used in this Policy, an “uncontested election of Directors” is an election in which the only nominees are persons nominated by the Board of Directors.

The Committee will consider such tendered resignation and, within 45 days following the date of the shareholders’ meeting at which the election occurred, will make a recommendation to the Board concerning the acceptance or rejection of such resignation. In determining its recommendation to the Board, the Committee will consider all factors deemed relevant by the members of the Committee including, without limitation, the stated reason or reasons why shareholders who cast “withhold” votes for the Director did so, the qualifications of the Director (including, for example, whether the Director serves on the audit committee of the Board as an “audit committee financial expert” and whether there are one or more other Directors qualified, eligible and available to serve on the audit committee in such capacity), and whether the Director’s resignation from the Board would be in the best interests of the Company and its shareholders.

The Committee also will consider a range of possible alternatives concerning the Director’s tendered resignation as the members of the Committee deem appropriate, including, without limitation, acceptance of the resignation, rejection of the resignation, or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Committee to have substantially resulted in the “withheld” votes.

The Board will take formal action on the Committee’s recommendation no later than 75 days following the date of the shareholders’ meeting at which the election occurred. In considering the Committee’s recommendation, the Board will consider the information, factors and alternatives considered by the Committee and such additional information, factors and alternatives as the Board deems relevant.

Following the Board’s decision on the Committee’s recommendation, the Company, within four business days after such decision is made, will publicly disclose, in a Form 8-K filed with the Securities and Exchange Commission, the Board’s decision, together with a full explanation of the process by which the decision was made and, if applicable, the Board’s reason or reasons for rejecting the tendered resignation.

No Director who, in accordance with this Policy, is required to tender his or her resignation, shall participate in the Committee’s deliberations or recommendation, or in the Board’s deliberations or determination, with respect to accepting or rejecting his or her resignation as a Director. If a majority of the members of the Committee received a greater number of votes “withheld” from their election than votes “for” their election, then the independent Directors then serving on the Board who received a greater number of votes “for” their election than votes “withheld” from their election, and the Directors, if any, who were not standing for election, will appoint an ad hoc Board committee from amongst themselves (the “Ad Hoc Committee”), consisting of such number of Directors as they may determine to be appropriate, solely for the purpose of considering and making a recommendation to the Board with respect to the tendered resignations. The Ad Hoc Committee shall serve in place of the Committee and perform the Committee’s duties for purposes of this Policy. Notwithstanding the foregoing, if an Ad Hoc Committee would have been created but fewer than three Directors would be eligible to serve on it, the entire Board (other than the Director whose resignation is being considered) will make the determination to accept or reject the tendered resignation without any recommendation from the Committee and without the creation of an Ad Hoc Committee.

This Policy, as it may from time to time be amended, will be summarized or included in the Company’s proxy statement for each meeting of shareholders (annual or special) at which directors are to be elected.

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